EXECUTION VERSION

Exhibit 10.2

SHARE PURCHASE AGREEMENT among TRANSCAT, INC. JOHN CUMMINS and ROSS LANE

Dated August 31, 2021

 2

Exhibit A          Form of Escrow Agreement

 3

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 31, 2021, by and among TRANSCAT, INC., an Ohio corporation (“Buyer”), and JOHN CUMMINS and ROSS LANE (each, individually, a “Seller” and, collectively, “Sellers”). Buyer and each Seller is referred to herein as a “Party” and together as the “Parties”.

RECITALS

A.             Sellers own, in the aggregate, 1,053 ordinary shares (the “Company Shares”) of Cal OpEx Limited, an Irish private company limited by shares with registered number 563075 (the “Company”), which Company Shares constitute all of the issued and outstanding shares of the Company.

B.             The Company owns 100% of the issued and outstanding capital stock of Cal OpEx Inc., a Delaware corporation (“Subsidiary”).

C.             Sellers desires to sell to Buyer, and Buyer desires to purchase from Sellers, the Company Shares in exchange for the consideration and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Article I.
THE TRANSACTION

1.1                    Purchase Transaction. On and subject to the terms and conditions of this Agreement, at Closing, Buyer shall purchase from Sellers, and Sellers shall sell to Buyer, free and clear of all Encumbrances, the Company Shares in exchange for the Purchase Price. The Company Shares owned by Sellers and transferred to Buyer hereunder shall constitute all of the issued and outstanding shares of the Company on the Closing Date.

1.2                  Purchase Price; Payment.

(a)               Purchase Price. Subject to the provisions of this Agreement (including, without limitation, the adjustments set forth in Section 1.3), the total purchase price (the “Purchase Price”) for the Company Shares shall be an amount equal to (i) $22,500,000 (the “Closing Consideration”) plus (ii) the Earn-Out Payments, if any, payable pursuant to Section 1.6, and (iii) plus the Closing Cash, as calculated and adjusted pursuant to Section 1.3. The Purchase Price (including the Closing Consideration, the Earn-Out Payments, any portion of the Escrow Amount released to Sellers pursuant to Section 1.5 and the Escrow Agreement) shall be allocated between Sellers pro rata based on their respective ownership of the Company Shares. Subject to adjustment as provided in this Agreement including, without limitation, Section 1.3, Section 1.4 and Section 1.5, the Closing Consideration shall be payable to Sellers in accordance with the provisions of Section 1.2(b).

(b)               Payments at Closing. In payment of the Closing Consideration, at Closing, Buyer shall:

(i)               deliver to Sellers, pro rata based on their respective ownership of the Company Shares, the aggregate number of Buyer Shares having a value equal to $2,250,000 (the “Stock Consideration”), which number of Buyer Shares shall be determined by dividing (A) the amount of the Stock Consideration by (B) $64.39 (which is the applicable Volume Weighted Average Closing Price);

(ii)               pay to Sellers, pro rata based on their respective ownership of the Company Shares, an amount equal to the Estimated Adjusted Closing Consideration, by wire transfer of immediately available funds to one or more accounts that have been designated in writing by Sellers;

(iii)             pay to HSBC Bank USA, as escrow agent (the “Escrow Agent”), by wire transfer of immediately available funds to the account designated in writing by the Escrow Agent, the sum of $125,000 (the “Escrow Amount”), as further described in Section 1.5;

(iv)             pay, or cause to be paid, on behalf of Sellers, the Company or Subsidiary, the Estimated Closing Indebtedness, in accordance with Section 1.4; and

(v)             pay, or cause to be paid, on behalf of Sellers, the Company or Subsidiary, the Estimated Closing Transaction Expenses, in accordance with Section 1.4.

(c)               Withholdings; Irish Stamp Duty. Sellers acknowledges and agrees that Buyer shall have the right to deduct and withhold such amounts from any payments to be made hereunder as are required under applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Person or any other recipient of payment in respect of which such deduction and withholding was made. For the avoidance of doubt, Buyer shall pay the Irish Stamp Tax, as provided in Section 6.3, and no deductions shall be made for the Irish Stamp Tax from payments due to the Sellers.

1.3                Closing Statement; Adjustment.

(a)               Estimated Closing Statement. On the Closing Date, Sellers shall deliver to Buyer a written statement (the “Estimated Closing Statement”) in form and substance reasonably satisfactory to Buyer, setting forth Sellers’ good faith estimate as of the Effective Time of, and the components and calculation of, (i) the Closing Working Capital (the “Estimated Closing Working Capital”), (ii) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (iii) estimated Cash on Hand (“Estimated Closing Cash”) and (iv) the Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”). The Estimated Closing Statement, and the Estimated Closing Working Capital, Estimated Closing Indebtedness, the Estimated Closing Cash and Estimated Closing Transaction Expenses shall be adjusted as necessary on the Closing Date to reflect any adjustments reasonably requested by Buyer and Sellers in their reasonable discretion.

(b)               Delivery of Closing Statement. Within 90 days after the Closing Date, Buyer shall cause to be prepared and shall deliver to Sellers a statement (the “Final Closing Statement”) setting forth in reasonable detail Buyer’s calculation of (i) the Closing Working Capital, (ii) the Closing Indebtedness, (iii) Closing Date Cash and (iv) the Closing Transaction Expenses.

(c)               Cooperation. Buyer and each Seller shall, and shall use reasonable efforts to cause its respective Affiliates, agents and representatives to, cooperate and assist in the preparation of the Final Closing Statement and the calculation of the Closing Working Capital, Closing Indebtedness and Closing Transaction Expenses and in the conduct of the reviews and dispute resolution process referred to in this Section 1.3.

(d)               Review Period. During the 30-day period following Sellers’ receipt of the Final Closing Statement, Sellers shall be permitted to review the working papers of Buyer relating to the Final Closing Statement. The Final Closing Statement and the calculation of the Closing Working Capital, Closing Indebtedness and Closing Transaction Expenses shall become final and binding upon the Parties for purposes of this Section 1.3 on the 30th day following delivery thereof, unless Sellers give written notice of their disagreement with the Final Closing Statement (“Notice of Disagreement”) to Buyer prior to such date, which notice, to be valid, must comply in all material respects with this Section 1.3. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, and include all supporting schedules, analyses, working papers and other documentation, (ii) include only disagreements based on Closing Working Capital, Closing Indebtedness or Closing Transaction Expenses not being calculated in accordance with this Section 1.3, (iii) specify the line item or items in the calculation of Closing Working Capital, Closing Indebtedness or Closing Transaction Expenses with which Sellers disagree and the amount of each such line item or items as calculated by Sellers, and (iv) include Sellers’ calculation of the Closing Working Capital, Closing Indebtedness or Closing Transaction Expenses, as applicable. Sellers and Buyer shall be deemed to have agreed with all items and amounts included in the calculation of the Closing Working Capital, Closing Indebtedness or Closing Transaction Expenses delivered pursuant to Section 1.3(b) except such items that are specifically disputed in the Notice of Disagreement.

(e)               Resolution of Disputes. If Sellers deliver, in a timely manner, Notice of Disagreement pursuant to Section 1.3(d), then the Final Closing Statement (as revised in accordance with this Section 1.3(e))and the resulting calculation of the Closing Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses resulting therefrom, shall become final and binding upon the Parties for purposes of this Section 1.3(e) on the earlier of (i) the date any and all matters specified in the Notice of Disagreement are finally resolved in writing by Sellers and Buyer and (ii) the date any and all matters specified in the Notice of Disagreement not resolved by Sellers and Buyer are finally resolved in writing by the Independent Accountant. The Final Closing Statement shall be revised to the extent necessary to reflect any resolution by Sellers and Buyer and any final resolution made by the Independent Accountant in accordance with this Section 1.3(e). During the 30-day period following the delivery of a timely Notice of Disagreement or such longer period as Sellers and Buyer shall mutually agree, Sellers and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If, at the end of such 30-day period (or such longer period as mutually agreed by Sellers and Buyer),

Sellers and Buyer have not so resolved such differences, Sellers and Buyer shall submit the dispute for resolution to BDO USA LLP, or such other firm of accountants as the Parties shall otherwise agree in writing (the “Independent Accountant”) for review and resolution of any and all matters which remain in dispute and which were included in the Notice of Disagreement in accordance with this Section 1.3. The determination of the Independent Accountant shall be based solely on the provisions of this Agreement and shall be final and binding upon the Parties. The Parties shall be entitled to have judgment entered upon the determination of the Independent Accountant in any court having jurisdiction over the Party against which such determination is to be enforced. The fees, costs, and expenses of the Independent Accountant shall be borne by Buyer and Sellers in proportion to the manner in which the amount that is subject to dispute is determined in favor of, or adversely to, each Party. Each of Buyer and Sellers shall bear all expenses of its or their own independent accountants incurred in connection with the preparation or review of the Final Closing Statement and any Notice of Disagreement.

(f)               Closing Consideration Adjustment.

(i)               If the Final Adjusted Closing Consideration is greater than the Estimated Adjusted Closing Consideration, then within five Business Days of the determination of the Final Closing Statement, Buyer shall pay Sellers an aggregate amount equal to such excess by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers prior to the date when such payment is due.

(ii)              If the Final Adjusted Closing Consideration is less than the Estimated Adjusted Closing Consideration, then within five Business Days of the determination of the Final Closing Statement, Sellers shall, pro rata based on their respective ownership of the Company Shares, pay or cause to be paid to Buyer an amount equal to such deficiency by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer prior to the date when such payment is due. An example of calculations related to such adjustment is attached hereto as Schedule 1.3 for illustrative purposes only.

1.4          Payment of Indebtedness and Company Transaction Expenses. Sellers shall deliver with the Estimated Closing Statement delivered pursuant to Section 1.3(a): (i) with respect to the Estimated Closing Indebtedness, the name of each Person to which any Estimated Closing Indebtedness is owed and the amount owed to each such Person, and pay-off letters (including wire instructions for payment) in form and substance reasonably satisfactory to Buyer executed at or prior to the Closing by all such Persons, and (ii) with respect to the Estimated Closing Transaction Expenses, the name of each Person to which any payment of any Estimated Closing Transaction Expenses is owed and the amount owed to each such Person, and copies of each invoice reflecting the Estimated Closing Transaction Expenses (including wire instructions for payment). Sellers hereby authorize and direct Buyer to pay at the Closing, on behalf of Sellers, the Company and Subsidiary (and apply to the payment of the Closing Consideration the amount of), the Estimated Closing Indebtedness and the Estimated Closing Transaction Expenses, in accordance with the payoff statements, invoices and wire instructions so provided by Sellers. The Parties shall cooperate in arranging for the repayment of the Estimated Closing Indebtedness and Estimated Closing Transaction Expenses at the Closing. Sellers shall cause the Company and Subsidiary to facilitate such repayment and the release, in connection with such repayment, of any Encumbrances securing the Closing Indebtedness.

1.5                    Escrow. On the Closing Date, pursuant to Section 1.2(b)(iii), Buyer shall pay the Escrow Amount to the Escrow Agent. The Escrow Agent shall hold the Escrow Amount pursuant to an escrow agreement among Buyer, Sellers and the Escrow Agent in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”), for the one year period immediately following the Closing Date (or as otherwise set forth in this Agreement or the Escrow Agreement, the “Escrow Period”), as security for the potential adjustments to the Closing Consideration set forth in Section 1.3 and for the indemnification obligations of Sellers set forth in this Agreement. Subject to the provisions of Section 7.7, upon termination of the Escrow Period, the balance of the Escrow Amount remaining in escrow shall be distributed to Sellers (pro rata, based on their respective ownership of the Company Shares), subject to and in accordance with the terms of the Escrow Agreement and this Agreement.

1.6             Earn Out.

(a)               In addition to the Closing Consideration, Sellers shall be eligible to receive additional payments (“Earn-Out Payments”), calculated and paid out an annual basis with respect to the Earn-Out Years if the Company and Subsidiary achieve certain performance metrics, as described in this Section 1.6.

(b)               Sellers will be entitled to an Earn-Out Payment in an Earn-Out Year only if both of the following conditions (collectively, the “Earn-Out Conditions”) are satisfied in such Earn-Out Year: (i) the Consolidated EBITDA Percentage for such Earn-Out Year must equal or exceed the Minimum EBITDA Percentage set forth in the table below (the “Minimum EBITDA Percentage”) for such Earn-Out Year; and (ii) ) the Consolidated Gross Revenue for such Earn-Out Year must equal or exceed an amount equal to 70% of the Target Revenue set forth in the table below (the “Target Revenue”) for such Earn-Out Year. “Consolidated EBITDA Percentage” means, for any Earn-Out Year, the amount (stated on a percentage basis) determined by dividing (1) the Consolidated EBITDA for such Earn-Out Year by (2) the Consolidated Gross Revenue for such Earn-Out Year.

Earn-Out Year	Target Revenue	Minimum EBITDA Percentage	Target Earn Out Payments	Revenue Low Band (70% of Target)	Revenue High Band (150% of Target)
1	$11,265,834.78	25%	$250,000.00	$175,000.00	$375,000
2	$15,208,876.95	25%	$650,000.00	$455,000.00	$975,000
3	$20,531,983.89	25%	$1,500,000.00	$1,050,000.00	$2,250,000
4	$26,691,579.05	25%	$2,600,000.00	1,820,000.00	$3,900,000
Totals	$73,698,274.67		$5,000,000.00	$3,500,000.00	$7,500,000.00

(c)               If, in any Earn-Out Year, both of the Earn-Out Conditions are satisfied, then Buyer will pay Sellers an Earn-Out Payment for such Earn-Out Year, in an amount determined by multiplying (i) the applicable Target Earn-Out Payment (as set forth in the table above) by (ii) the Revenue Factor for such Earn Out Year. The “Revenue Factor” for an Earn-Out Year is determined by dividing (1) the Consolidated Gross Revenue for such Earn-Out Year by (2) the Target Revenue for such Earn-Out Year; provided, however, that in no event shall the Revenue Factor exceed 1.5 (and, if the Revenue Factor for an Earn-Out Year would exceed 1.5 based on such calculation, the Revenue Factor shall be 1.5). If either or both of the Earn-Out Conditions are not satisfied in any Earn-Out Year, then no Earn-Out Payment shall be due for such Earn-Out Year.

(d)               On or before the Earn-Out Due Date of the year following the expiration of an Earn-Out Year, Buyer shall deliver to Sellers (i) Buyer’s calculation of Consolidated Gross Revenue, Consolidated EBITDA, EBITDA Percentage and the Earn-Out Payment, if any, due for such Earn Out Year; and (ii) payment of the applicable Earn-Out Payment, in the manner described in this Section. Buyer shall pay any Earn-Out Payment due hereunder by the issuance to Sellers of the aggregate number of Buyer Shares having an aggregate value equal to the Earn-Out Payment, as determined based on the applicable Volume-Weighted Average Closing Price. The aggregate number of Buyer Shares that Buyer will issue in payment of an Earn-Out Payment will be determined by dividing (A) the amount of the Earn-Out Payment by (B) the applicable Volume Weighted Average Closing Price. Notwithstanding the foregoing, if the Volume-Weighted Average Closing Price applicable to any Earn-Out Payment is less than an amount equal to $45.07, then Buyer may, at its option, pay the applicable Earn-Out Payment in cash, rather than Buyer Shares.

(e)               If there is a Change of Control prior to the end of the last Earn-Out Year, then Buyer will pay to Sellers, at the closing of the Change of Control transaction, a payment (a “Change of Control Payment”) in an amount equal to a 75% of the Target Earn-Out Payments that would have been payable for the Earn-Out Year in which the Change of Control occurs and for all subsequent Earn-Out Years (collectively, the “Accelerated Years”), as follows:

Earn-Out Year in which Change of Control Occurs	Aggregate Target Earn-Out Payments for Accelerated Years	Change of Control Payment (75% of Target Earn-Out Payments for Accelerated Years)
1	$5,000,000	$3,750,000
2	$4,750,000	$3,562,500
3	$4,100,000	$3,075,000
4	$2,600,000	$1,950,000

The Change of Control Payment will be in full satisfaction of Buyer’s obligation to pay any remaining Earn-Out Payments following the Change of Control transaction.

(f)               After the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Company and Subsidiary. Notwithstanding the foregoing, during the Earn-Out Years, Buyer shall not (and shall cause the Company and Subsidiary to not), directly or indirectly, take any actions that would have the intended purpose of avoiding or reducing any of the Earn-Out Payments and the parties agree that the following principles attached hereto as Schedule B shall be applied for purposes of calculating any Buyer’s calculation of Consolidated Gross Revenue, Consolidated EBITDA, EBITDA Percentage and the Earn-Out Payment.

(g)             All calculations with respect to the Earn-Out Payments shall be in United States Dollars. For purposes of calculating Consolidated Gross Revenue and Consolidated

EBITDA, where any amounts relate to any currency other than the United States Dollar, such amount shall be converted into the United States Dollar at the prevailing exchange rate between the respective currencies as set forth in The Wall Street Journal on the last day of the applicable Earn-Out Year.

Article II.
CLOSING

2.1                    Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place at such place as is agreed in writing by Buyer and Sellers, or via electronic transmittal of documents, on the date hereof (the “Closing Date”). For financial accounting and tax purposes, to the extent permitted by Law, the Closing shall be deemed to have become effective as of 11:59 p.m. on the Closing Date (the “Effective Time”). This Agreement and all other agreements, certificates, documents and instruments furnished in connection with this Agreement or the other agreements, certificates, documents and instruments at the Closing shall be deemed to be delivered simultaneously on the Closing Date and may be delivered by means of an exchange of executed documents by facsimile or an attachment in “pdf” or similar format to an electronic mail message

2.2             Closing Deliveries.

(a)               Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered the following to Sellers or other Persons as specified below:

(i)               the amounts set forth in Section 1.2(b), in accordance therewith;

(ii)              the Escrow Agreement, duly executed by Buyer;

(iii)            an employment agreement for each Seller and a written offer of employment for each Key Employee, setting forth the terms upon which such Seller or such Key Employee will remain an employee of the Company or Subsidiary after the Closing, on terms acceptable to such Seller, duly executed by Buyer (each, an “Employment Document”);

(iv)             evidence that, at the Closing, Buyer has purchased from one or more insurers (collectively, the “R&W Insurer”) a buyer’s representation and warranty insurance policy to be issued by the R&W Insurer for Buyer’s benefit and on terms and conditions and with coverage limits satisfactory to Buyer (the “R&W Insurance Policy”), as described in Section 5.6;

(v)              the registration rights agreement for the Buyer Shares issued to Sellers as Stock Consideration or as Earn-Out Payment, if applicable, in the form mutually acceptable to Sellers and Buyer (the “Registration Rights Agreement”) duly executed by Buyer; and

(vi)             such other agreements, certificates and documents as may be reasonably requested by Sellers to effectuate or evidence the transactions contemplated hereby.

(b)            Deliveries by Sellers. At the Closing, Sellers shall deliver or cause to be delivered the following to Buyer:

(i)               duly executed transfers of the Company Shares to the Buyer together with certificates evidencing the Company Shares (if the Company Shares are evidenced by certificates and failing that indemnities in respect of such certificates in the usual form), duly endorsed by Sellers or accompanied by assignments or other instruments of transfer duly executed by Sellers for transfer to Buyer, free and clear of all Encumbrances;

(ii)               written tenders of resignation of all directors and officers of the Company and Subsidiary, other than those identified by Buyer to John Cummins prior to Closing;

(iii)             the Escrow Agreement, duly executed by Sellers;

(iv)             an Employment Document, duly executed by each Seller;

(v)               the Registration Rights Agreement, duly executed by each Seller;

(vi)            a certificate of the Secretary (or equivalent officer) of the Company certifying that attached thereto is a true and complete copy of the current constitution of the Company;

(vii)          a certificate of the Secretary (or equivalent officer) of Subsidiary certifying that attached thereto are true and complete copies of (A) the certificate of incorporation of Subsidiary, and all amendments thereto, as certified by the Secretary of State of Delaware; and (B) the by-laws of Subsidiary, and all amendments thereto;

(viii)         (A) a letter of status (letter of good standing) dated not more than 10 days prior to the Closing Date from the Companies Registration Office of Ireland, attesting to the status in Ireland of the Company;

(ix)            a certificate of good standing dated not more than 10 days prior to the Closing Date from (A) the Secretary of State of the State of Delaware, attesting to the good standing in Delaware of Subsidiary, (B) the Secretary of State of the State of Pennsylvania, attesting to the good standing in Pennsylvania of Subsidiary, (C) the secretary of state of each other state attesting to the good standing of Subsidiary, as applicable, in each other state where Subsidiary is qualified to do business;

(x)               the Estimated Closing Statement (together with all payoff statements and other documents that Sellers are required to deliver pursuant to Section 1.4 with respect to the Estimated Closing Indebtedness and the Estimated Closing Transaction Expenses);

(xi)             the consents from Authorities or other Persons, if any, set forth on Schedule 3.3 in forms reasonably acceptable to Buyer;

(xii)            the original stock ledgers and minute books for the Company and Subsidiary;

(xiii)         such lien releases or other written evidence reasonably satisfactory to Buyer, evidencing the release of all Encumbrances on the assets of the Company and Subsidiary that are not Permitted Encumbrances;

(xiv)         written confirmation that any and all shareholders agreements in relation to the Company Shares have been terminated;

(xv)           written confirmation of the termination, effective immediately prior to the Closing, of the 401(k) Plan, in accordance with Section 5.8;

(xvi)         share certificates for the Company Shares held by each of the Sellers and failing that an Indemnity(ies) for lost share certificate(s) in the Agreed Form;

(xvii)        tax reference numbers of the Sellers for the purposes of the Stamp Duty (E-stamping of Instruments and Self-Assessment) Regulations 2012; and

(xviii)      such other agreements, certificates and documents as may be reasonably requested by Buyer to effectuate or evidence the transactions contemplated hereby.

Article III.
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller makes the following representations and warranties to Buyer:

3.1                      Authority; Execution and Delivery. Each Seller has all necessary power and authority, and the full legal capacity, to enter into and deliver this Agreement and each of the other agreements, certificates, instruments and documents contemplated hereby (collectively, the “Ancillary Agreements”) to which such Seller is a party, to carry out his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which either Seller is a party has been duly authorized, executed and delivered by such Seller and constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions, except as enforcement may be limited by General Enforceability Exceptions.

3.2                      Organization. The Company is an Irish private company limited by shares with company registration number 563075 and with its registered office at Unit 11, Faber Castell Business Campus, Carrignagroghera, Fermoy, County Cork and is duly organized and validly existing under the laws of Ireland. Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each of the Company and Subsidiary has all requisite power and authority to carry on the Business. Each of the Company and Subsidiary is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified can be cured without material expense and will not render any Material Contract of the Company or Subsidiary unenforceable. Schedule 3.2 sets for a list all jurisdictions in which the Company and Subsidiary are authorized to transact business. Sellers have provided to Buyer true and complete copies of the Organizational Documents of each of the Company and Subsidiary, all as amended to date.

3.3                      No Conflict; Consents. Except as set forth on Schedule 3.3, the execution, delivery and performance by each Seller of this Agreement and each Ancillary Agreement to which each Seller is a party, and the consummation by each Seller of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of any Law or Governmental Order to which any Seller, the Company or Subsidiary is subject, (b) violate any provision of the Organizational Documents of the Company or Subsidiary, or (c) except as set forth on Schedule 3.3 ,violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the assets of any Seller, the Company or Subsidiary or give to others any interests or rights therein under, any Contract or Permit to which any Seller, the Company or Subsidiary is a party or by which any Seller, the Company or Subsidiary may be bound or affected. Except as set forth on Schedule 3.3, no consent, approval, or authorization of, or exemption by, or filing with, any Authority or other Person is required to be obtained or made by any Seller, the Company or Subsidiary in connection with the execution, delivery, and performance by Sellers of this Agreement or any Ancillary Agreement to which any Seller is a party, or the taking by any Seller, the Company or Subsidiary of any other action contemplated hereby or thereby.

3.4              Capitalization; Title to Company Shares.

(a)               The authorized share capital of the Company consists of 1,000,000 ordinary shares of €1.00 each, of which 1,053 shares are in issue. All of the Company Shares have been duly authorized, are validly issued, fully paid, and Sellers are the registered and beneficial owners of all Company Shares, as set forth on Schedule 3.4(a) free and clear of all Encumbrances. The Company Shares constitute all of the issued and outstanding shares of the Company. Upon the consummation of the transactions contemplated herein and payment by it of the related stamp duty, the Buyer will acquire good and valid legal and beneficial title to the Company Shares, free and clear of all Encumbrances.

(b)               The authorized capital stock of Subsidiary consists of 1,500 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding. All of the outstanding shares of the capital stock of Subsidiary have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Company, free and clear of all Encumbrances.

(c)               There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests of the Company or Subsidiary or obligating Sellers, the Company or Subsidiary to issue or sell any shares of capital stock of, or any other interest in, the Company or Subsidiary. Neither the Company nor Subsidiary has any outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Shares or any shares of the capital stock of Subsidiary.

(d)               The Company has no Liability in respect of any company or other entity which was formerly a subsidiary (within the meaning of Section 7(2) of the Companies Act) or an associated undertaking (within the meaning of paragraph 20 of Schedule 4 of the Companies Act) of the Company or in which it had an interest (directly or indirectly).

(e)               The Company has not acquired its own shares under section 102 of the Companies Act or under section 105 of the Companies Act or acquired shares of its holding company under section 114 of the Companies Act, or created treasury shares under section 109 of the Companies Act.

3.5               Subsidiaries. Except for Subsidiary, neither the Company nor Subsidiary (i) directly or indirectly owns any stock of, equity interest in, or other investment in any other corporation, joint venture, partnership, trust or other Person or (ii) has any subsidiaries or any predecessors in interest by merger, liquidation, reorganization, acquisition or similar transaction.

3.6               Financial Statements; Undisclosed Liabilities. The books of account and related records of the Company and Subsidiary fairly reflect the Company’s and Subsidiary’s assets, Liabilities and transactions. Sellers have delivered to Buyer true and current copies of the following financial statements (the “Financial Statements”): (a) the unconsolidated balance sheets of the Company and Subsidiary as of December 31, 2020, December 31, 2019 and December 31, 2018 and the related statements of income and stockholder’s equity and cash flows for the years ended December 31, 2020, December 31, 2019 and December 31, 2018, and (b) the internally prepared unconsolidated balance sheet of the Company and Subsidiary as of the Interim Balance Sheet Date, and the related statement of income for the six month period ended on the Interim Balance Sheet Date (the “Interim Financial Statements”). Except as set forth on Schedule 3.6, the Financial Statements fairly present the financial position of the Company and Subsidiary and the results of their operations and cash flows as of the respective dates and for the respective periods indicated therein and have been prepared in accordance with GAAP, except that the Interim Financial Statements are subject to normal year-end adjustments, none of which are expected to be material in amount or nature, and do not include disclosures normally made in footnotes. The Financial Statements have been prepared from and are in accordance with the books and records of the Company and Subsidiary. Except as set forth on Schedule 3.6, the Company and Subsidiary do not have any Liabilities except for (a) Liabilities reflected on or accrued and reserved against in the Interim Balance Sheet, or (b) Liabilities incurred in the Ordinary Course of Business after the Interim Balance Sheet Date (none of which is material or results from, arises out of, or relates to any material breach or violation of, or default under, a Contract or requirement of Law).

3.7                Absence of Certain Changes or Events. Except as set forth on Schedule 3.7, since December 31, 2020, each of the Company and Subsidiary has conducted its business only in the Ordinary Course of Business and there has not been a Material Adverse Effect. Without limiting the foregoing, except as set forth on Schedule 3.7, since December 31, 2020, neither the Company nor Subsidiary has (a) issued, purchased or redeemed any of its equity securities, or granted or issued any option, warrant or other right to purchase or acquire any such equity securities, (b) incurred or discharged any Liabilities, except Liabilities incurred or discharged in the Ordinary Course of Business, (c) encumbered any of its properties or assets, tangible or intangible, except for Encumbrances incurred in the Ordinary Course of Business, (d) (i) granted any increase in the salaries (other than normal increases for employees averaging not in excess of ten percent per annum made in the Ordinary Course of Business) or other material compensation or benefits payable or to become payable to, or any advance (excluding advances for ordinary business expenses consistent with past practice) or loan to, any officer, director, shareholder, member, partner, employee or independent contractor of the Company or Subsidiary, (ii) made any payments to any pension, retirement, profit-sharing, bonus or similar plan except payments in the Ordinary Course of Business made pursuant to the Benefit Plans, (iii) granted or made any other material payment of any kind to or on behalf of any officer, director, member, partner, shareholder, employee or independent contractor other than payment of base compensation, commissions in accordance with existing policies and reimbursement for reasonable expenses in the Ordinary Course of Business, or (iv) adopted, amended or terminated any employee benefit plan (including any Benefit Plan) or any stay bonus, retention bonus, transaction bonus or change in control bonus plan or arrangement, other than, in any case, annual health and welfare benefit renewals and amendments required by applicable Law, (e) suffered any material change or, to the knowledge of Sellers, received any threat of any change in any of its relations with, or any loss or, to the knowledge of Sellers, threat of loss of, any of the suppliers, clients, distributors, customers or employees that are material to the Business, including any loss or change which may result from the transactions contemplated by this Agreement, (f) disposed of or failed to keep in effect any rights in, to or for the use of any Permit material to the Business, (g) changed any method of keeping of its books of account or accounting practices, (h) disposed of or failed to keep in effect any rights in, to or for the use of any of the Intellectual Property material to the Business, (i) sold, transferred or otherwise disposed of any assets, properties or rights of the Business with a value in excess of $25,000, except inventory sold in the Ordinary Course of Business, (j) entered into any transaction or Contract outside the Ordinary Course of Business or with any partner, shareholder, member, officer, director or other Affiliate of the Company, Subsidiary or any Seller, (k) made or authorized any single capital expenditure in excess of $25,000, or capital expenditures in excess of $50,000 in the aggregate, (l) changed or modified in any manner its existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, respectively, including acceleration of collections of receivables, failure to make or delay in making collections of receivables (whether or not past due), acceleration of payment of payables or failure to pay or delay in payment of payables, (m) incurred any material damage, destruction, theft, loss or business interruption, (n) made any declaration, payment or setting aside for payment of any distribution (whether in equity or property) with respect to any securities or interests of the Company or Subsidiary, (o) made (except as consistent with past practice) or revoked any Tax election or settled or compromised any material Liability for Taxes with any Taxing Authority, (p) waived or released any material right or claim of the Company or Subsidiary or incurred any modifications, amendments or terminations of any Contracts which are in the aggregate materially adverse to the Company, Subsidiary or the Business, or (q) instituted any material change in its conduct of the Business or any material change in its accounting practices or methods of cash management.

3.8               Title, Condition and Sufficiency of Assets.

(a)               Each of the Company and Subsidiary has good and valid title to, or a valid leasehold interest in, all property and other assets used by it in the operation of its Business, reflected in the Financial Statements or acquired after the Interim Balance Sheet Date, other than properties and assets sold, consumed or otherwise disposed of in the Ordinary Course of

Business since the Interim Balance Sheet Date, free and clear of all Encumbrances, except for Permitted Encumbrances. Neither Seller owns or uses, or has any rights to own or use, any real or personal property, tangible or intangible, or any other assets, used in the operation of the Business.

(b)               The owned tangible personal property of the Company and Subsidiary and to the Knowledge of Sellers, the buildings, plants, structures, fixtures, machinery, equipment and vehicles used by the Company and Subsidiary are structurally sound, are in good condition and repair (except for ordinary wear and tear and routine maintenance in the Ordinary Course of Business), are adequate for the purposes for which they are presently used in the conduct of the Business, and comply with all applicable Laws. The buildings, plants, structures, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company and Subsidiary currently owned or leased by the Company and Subsidiary constitute all of the assets, properties and rights necessary for the operation of the Business by the Company and Subsidiary as the Business is currently conducted. No Person other than the Company and Subsidiary owns any assets, properties and rights used in the Business, other than assets owned by third parties and used in the Business pursuant to a Material Contract identified on Schedule 3.12(a).

3.9               Real Property.

(a)               Neither the Company nor Subsidiary owns, or has ever owned, any real property.

(b)               Schedule 3.9(b) sets forth the address of each parcel of real property leased by the Company or Subsidiary (collectively, the “Leased Real Property”). All of the Leased Real Property is leased pursuant to valid, binding and enforceable leases listed on Schedule 3.9(b) (the “Real Property Leases”). The Leased Real Property comprises all of the real property used by the Company and Subsidiary in the operation of the Business. Except as set forth on Schedule 3.9(b), with respect to each parcel of Leased Real Property, (i) there are no pending or, to the knowledge of Sellers, threatened condemnation proceedings or Actions relating to it, (ii) other than the Real Property Leases, there are no other leases, subleases, licenses or concessions, written or oral, granting to any Person the right to use or occupy any portion of the Leased Real Property, (iii) to the knowledge of Sellers, the Company’s or Subsidiary’s possession and quiet enjoyment of the Leased Real Property has not been disturbed and there are no disputes with respect to the Real Property Leases; (iv) no other party to such Real Property Lease is an Affiliate of, or otherwise has any economic interest in, the Company or Subsidiary; (v) neither the Company nor Subsidiary has collaterally assigned or granted any Encumbrance (other than Permitted Encumbrances) in such Real Property Lease or any interest therein; (vi) to the knowledge of the Sellers, there are no construction liens or similar Encumbrances with respect to the Leased Real Property; and (vii) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach of or default under such Real Property Lease that has not been redeposited in full. The Company does not owe, nor to the knowledge of the Sellers will it owe in the future, any brokerage commissions or finder’s fees with respect to any of the Real Property Leases. Schedule 3.9(b) lists all amendments, modifications, estoppels, subordination, non-disturbance and attornment agreements and any other agreements or understandings related to the Leased Real Property or the Real Property Leases.

(c)               None of Sellers, the Company or Subsidiary has received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting any parcel of Leased Real Property or any portion thereof or interest therein.

(d)               To the knowledge of Sellers, the Leased Real Property is in compliance with all applicable building, planning, zoning, subdivision, health and safety (including fire regulations), land use and other applicable Laws, and all insurance requirements affecting the Leased Real Property. The Company has not received any written notice of violation of any applicable Law or insurance requirements affecting the Leased Real Property and there is no basis for the issuance of any such notice or the taking of any action for such violation.

(e)               To the knowledge of Sellers, the current use and occupancy of the Leased Real Property and the operation of the Business of the Company and Subsidiary as currently conducted thereon do not violate in any respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Leased Real Property.

3.10            Accounts Receivable.

(a)               All of the Company’s and Subsidiary’s accounts and notes receivable reflected on the Interim Balance Sheet and the accounts and notes receivable arising after the Interim Balance Sheet Date (collectively, the “Accounts Receivable”) represent amounts receivable for products actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), have arisen in the Ordinary Course of Business and have been or will be billed and are generally due within 120 days after such billing. Except as set forth on Schedule 3.10(a), all of the Accounts Receivable are and will be fully collectible within 30 days after billing, net of the reserves shown on the Interim Balance Sheet (or in the books of the Company or Subsidiary, as applicable, if such Accounts Receivable were created after the Interim Balance Sheet Date). To the knowledge of Sellers, there is no contest, claim, or right of set-off under any Contract with any obligor of a material Account Receivable relating to the amount or validity of such Account Receivable.

(b)               Except as set forth on Schedule 3.10(b), since December 31, 2019, there have not been any write-offs as uncollectible of the Company’s or Subsidiary’s accounts receivable except for write-offs in the Ordinary Course of Business and not in excess of $10,000 in the aggregate.

3.11           Intellectual Property.

(a)               Schedule 3.11(a)(i) contains a true and complete listing of all the material items of Intellectual Property owned by the Company or Subsidiary and other material intangible assets and properties owned by the Company or Subsidiary, including, without limitation, each patent and registration which has been issued to the Company or Subsidiary, and each pending application or application for registration made by the Company or Subsidiary, with respect to the Intellectual Property of the Company or Subsidiary (collectively, the “Material Owned Intellectual Property”). Schedule 3.11(a)(ii) contains a true and complete listing of all material items of Intellectual Property and other material intangible assets and properties owned by a third party which the Company or Subsidiary has a right to use pursuant to a license, sublicense, agreement or permission (the “Licensed Intellectual Property”), other than any shrink-wrap, click-wrap or similar licenses provided in connection with off-the-shelf or pre-loaded software or online services. The Material Owned Intellectual Property and the Licensed Intellectual Property constitute all material Intellectual Property and other intangible assets and properties used in connection with the conduct of the Business by the Company and Subsidiary

(b)               Except as set forth on Schedule 3.11(b), each item of Intellectual Property owned by the Company or Subsidiary, including the Material Owned Intellectual Property, is valid and in full force and effect and is owned by the Company or Subsidiary, as applicable, free and clear of all Encumbrances and other claims, including any claims of joint ownership or inventorship. Except as set forth on Schedule 3.11(b), all issuance, renewal, maintenance and other payments that are or have become due as of the date hereof with respect to the Material Owned Intellectual Property have been timely paid by or on behalf of the Company and Subsidiary.

(c)               Except as set forth on Schedule 3.11(c): (a) each of the Company and Subsidiary owns or possesses adequate licenses or other valid rights to use all Intellectual Property used by it in the conduct of the Business, (b) the conduct of the Business of the Company and Subsidiary does not infringe, misappropriate, dilute or conflict with, and has not conflicted with any Intellectual Property of any other Person, (c) none of Seller, the Company or Subsidiary has received any notices alleging that the conduct of the Business, including the marketing, sale and distribution of the products and services of the Business, infringes, dilutes, misappropriates or otherwise violates any Person’s Intellectual Property, (d) no current or former employee of the Company or Subsidiary and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, and including any rights to royalties or other compensation, in any of Intellectual Property owned or purported to be owned by the Company or Subsidiary, (e) there is no agreement or other contractual restriction affecting the use by the Company or Subsidiary of any of the Intellectual Property owned or purported to be owned by the Company or Subsidiary, and (f) Sellers do not have any knowledge of any present infringement, dilution, misappropriation or other violation of any of the Intellectual Property owned or purported to be owned by the Company or Subsidiary by any Person, and neither the Company nor Subsidiary has asserted or threatened any claim or objection against any Person for any such infringement or misappropriation.

(d)               Except as set forth on Schedule 3.11(d), the information technology systems owned, leased, licensed or otherwise used in the conduct of the Business, including all computer software, hardware, firmware, process automation systems and telecommunications systems used by the Company or Subsidiary in the Business (the “IT Systems”) perform reliably and in material conformance with the documentation and specifications for such systems. Each of the Company and Subsidiary has taken commercially reasonable steps to ensure that the IT Systems do not contain any viruses, “worms,” disabling or malicious code, or other anomalies that would materially impair the functionality of the IT Systems. Each of the Company and Subsidiary has taken commercially reasonable steps to provide for the backup, archival and recovery of the critical business data of the Company and Subsidiary. Each of the Company and Subsidiary has taken commercially reasonable measures to maintain the confidentiality and value of all of its trade secrets.

3.12            Material Contracts.

(a)               Schedule 3.12(a) contains a complete and accurate list of all Material Contracts (classified (i) through (xv), as applicable, based on the definition of Material Contracts). As used in this Agreement, “Material Contracts” means all Contracts of the following types to which the Company or Subsidiary is a party or by which the Company or Subsidiary or any of their respective properties or assets is bound: (i) any real property leases; (ii) any labor or employment-related agreements including, without limitation, any agreements or arrangements with any employees, sales representatives, consultants, independent contractors, agents or other representatives (including sales commission agreements or arrangements which result in annual compensation or payments in excess of $75,000); (iii) any joint venture and limited partnership agreements; (iv) mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit; (v) agreements for the sale of goods or products or performance of services by or with any vendor or customer (or any group of related vendors or customers) exceeding $125,000, individually or in the aggregate (vi) lease agreements for machinery and equipment, motor vehicles, or furniture and office equipment or other personal property by or with any vendor (or any group of related vendors); (vii) agreements restricting in any manner the right of the Company or Subsidiary to compete with any other Person, or restricting the right of the Company or Subsidiary to sell to or purchase from any other Person; (viii) agreements between the Company or Subsidiary and any of its Affiliates; (ix) guaranties, performance, bid or completion bonds, surety and appeal bonds, return of money bonds, and surety or indemnification agreements; (x) custom bonds and standby letters of credit; (xi) any license agreement or other agreements to which the Company or Subsidiary is a party regarding any Intellectual Property of others, excluding any Off -of the Shelf Software; (xii) other agreements, contracts and commitments which (A) cannot be terminated by the Company or Subsidiary on notice of 30 days or less or (B) require payment by the Company or Subsidiary of $5,000 or more upon termination; (xiii) powers of attorney; and (xiv) each other agreement or contract to which the Company or Subsidiary is a party or by which the Company or Subsidiary or their respective assets are otherwise bound which is material to its Business, operation, financial condition or prospects.

(b)               Each Material Contract is valid, binding and enforceable against the Company or Subsidiary, as applicable, and to the knowledge of Sellers, the other parties thereto in accordance with its terms and is in full force and effect, except as enforcement may be limited by General Enforceability Exceptions. The Company and Subsidiary, as applicable, and, to the knowledge of Sellers, each of the other parties thereto, have performed all obligations required to be performed by them under, and are not in default under, any of such Contracts and, to the knowledge of Sellers, no event has occurred which, with notice or lapse of time, or both, would constitute such a default. Neither the Company nor Subsidiary has received any written claim from any other party to any Contract that the Company or Subsidiary has breached any obligations to be performed by it thereunder, or is otherwise in default or delinquent in performance thereunder. Sellers have furnished to Buyer a true and complete copy of each Material Contract required to be disclosed on Schedule 3.12(a).

3.13            Litigation. Except as set forth on Schedule 3.13, there is no, and during the last five years there has not been any, dispute, claim, action, suit, proceeding, review, arbitration, audit or investigation (collectively, “Action”) before any Authority pending or, to the knowledge of Sellers, threatened against the Company or Subsidiary, any of their respective properties or assets or (to the extent the Company or Subsidiary may have an obligation to provide indemnification or may otherwise become liable) any of their respective shareholders, members, officers, directors or employees. Neither the Company nor Subsidiary is a party to or bound by any outstanding Governmental Order with respect to or affecting the properties, assets, personnel or Business of the Company or Subsidiary. Sellers have provided Buyer with a list setting forth a general description of settlements occurring since January 1, 2018 regarding actual or threatened Action binding on the Company or Subsidiary.

3.14           Compliance with Laws; Permits. Each of the Company and Subsidiary is, and for the past five years has been, in material compliance with all applicable Laws. Set forth on Schedule 3.14 are all material governmental or other industry permits, registrations, certificates, certifications, exemptions, licenses, franchises, consents, approvals and authorizations (“Permits”) necessary for the conduct of the Business of the Company or Subsidiary as presently conducted, each of which the Company or Subsidiary, as applicable, validly possesses and is in full force and effect. No notice, citation, summons or order has been issued, no complaint has been filed and served, no penalty has been assessed and notice thereof given, and no investigation or review is pending or, to the knowledge of Sellers, threatened with respect to the Company or Subsidiary, by any Authority with respect to any alleged (a) violation in any material respect by the Company or Subsidiary of any Law, or (b) failure by the Company or Subsidiary to have, or comply with, any Permit required in connection with the conduct of its Business.

3.15            Environmental Matters. Each of the Company and Subsidiary is conducting, and for the past five years has conducted, its operations and the Business, and has occupied and operated the Leased Real Property in compliance with all applicable Environmental Laws. Each of the Company and Subsidiary holds and is in compliance with all Permits required under applicable Environmental Laws for its operation and the conduct of its Business, and all such Permits are in full force and effect. There is no Action relating to or arising under applicable Environmental Laws that is pending or, to the knowledge of Sellers, threatened against or affecting the Company or Subsidiary or any real property currently or, to the knowledge of Sellers, formerly owned, operated or leased by the Company or Subsidiary. Neither the Company nor Subsidiary has received any written notice of, or entered into or assumed by Contract or operation of laws or otherwise, any obligation, Liability, order, settlement, judgment, injunction or decree relating to or arising under applicable Environmental Laws, and, to the knowledge of Sellers, no facts, circumstances or conditions exist with respect to the Company or Subsidiary or any property currently or formerly owned, operated or leased by the Company or Subsidiary or any property to or at which the Company transported or arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in the Company or Subsidiary incurring material Environmental Liabilities. No authorization, notification, recording, filing, consent, waiting period, remediation, or approval is required under any applicable Environmental Laws in order to consummate the transaction contemplated hereby.

3.16            Taxes.

(a)               Except as set forth on Schedule 3.16(a)(i), (i) Sellers and each of the Company and Subsidiary has timely filed or caused to be filed with the appropriate federal, state, local and foreign governmental entity or other authority (individually or collectively, “Taxing Authority”) all Tax Returns required to be filed with respect to the Company or Subsidiary, and the Company and Subsidiary have timely paid or remitted in full or caused to be paid or remitted in full all Taxes required to be paid with respect to the Company or Subsidiary (whether or not shown due on any Tax Return); (ii) all Tax Returns are true, correct and complete in all material respects; and (iii) there are no liens for Taxes upon the Company or Subsidiary or their respective assets, except liens for current Taxes not yet due and payable. None of the Company, Subsidiary or any Seller has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Taxes with respect to the Company or Subsidiary.

(b)               Except as set forth on Schedule 3.16(b), there is no Action now pending against the Company, Subsidiary or any Seller, in respect of any Tax with respect to the Company or Subsidiary, and, to the Knowledge of Sellers, no notification of an intention to examine, request for information related to Tax matters or notice of deficiency or proposed adjustment for any amount of Tax has been received by the Company, Subsidiary or any Seller from a Taxing Authority. No Taxing Authority with which the Company, Subsidiary or any Seller does not file Tax Returns has claimed in writing that the Company, Subsidiary or any Seller is or may be subject to taxation by that Taxing Authority with respect to the Company or Subsidiary. Neither the Company nor Subsidiary has commenced activities in any jurisdiction that will result in an initial filing of any Tax Return with respect to Taxes imposed by a Taxing Authority that the Company or Subsidiary had not previously been required to file in the immediately preceding taxable period.

(c)               Each of the Company and Subsidiary has withheld and paid to the proper Taxing Authority all Taxes that it was required to withhold and pay, and has properly completed and timely filed all information returns or reports, including IRS Forms 1099 and W-2, that are required to be filed and has accurately reported all information required to be included on such returns or reports.

(d)               There is no Tax sharing or allocation agreement, arrangement or Contract with any Person pursuant to which the Company or Subsidiary would have liability for Taxes of another Person following the Closing (other than any agreement the primary purpose of which is not related to a liability for Taxes). Neither the Company nor Subsidiary (i) has been a member of an affiliated group under Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or non-U.S. law, or (ii) has any liability for Taxes of another Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision or state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(e)               Neither the Company nor Subsidiary is or has been a party to any “listed transaction,” as defined in Section 6707A(e)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations.

(f)               Neither the Company nor Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (B) “closing agreement,” as described in Code Section 7121 (or any corresponding provision of state, local, or non-U.S. income Tax law); (C) intercompany transaction, as defined in Section 1.1502-13 of the Treasury Regulations, or any excess loss account, as defined in Section 1.1502-19 of the Treasury Regulations, (or any corresponding provision of state, local or non-U.S. income Tax law); (D) installment sale or open transaction made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) election under Code Section 108(i).

(g)               Each of the Company and Subsidiary has collected all sales Tax and value-added Tax in the ordinary course of business and remitted such sales Tax and value-added Tax amount to the applicable Authority, or has collected tax exemption certificates from all entities from which the Company or Subsidiary does not collect sales Tax or value-added Tax.

(h)               Neither the Company nor Subsidiary has distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(i)               Neither the Company nor Subsidiary has ever (i) had a permanent establishment in any country other than the country under the Law of which it is organized, as defined in any applicable treaty or convention between such country and the jurisdiction of the entity’s incorporation or formation or (ii) except as set forth on Schedule 3.16(i), engaged in activities in any jurisdiction other than the jurisdiction under the Law of which it is organized that would subject it to taxation by such jurisdiction.

(j)               None of the Company, Subsidiary, or Sellers has entered into any closing agreement or requested any private letter ruling, technical advice memoranda or similar agreements or rulings relating to Taxes or Tax items with any Taxing Authority with respect to the Company or Subsidiary.

(k)               Except as set forth in Schedule 3.16(k), none of the Company, Subsidiary or Sellers is a “foreign person” as that term is used in Treasury Regulation Section 1.1445-2.

(l)               Except as set forth on Schedule 3.16(l), none of the Company, Subsidiary or Sellers has received, directly or indirectly, any Tax credits, grants, subsidies, loan guarantees, or other forms of preferential treatment or assistance from any Authority with respect to the Company or Subsidiary. The consummation of the transaction contemplated by this Agreement will not result in the loss of any Tax holiday, Tax abatement or similar Tax benefit.

3.17            Employee Relations.

(a)           Schedule 3.17(a) sets forth a true and complete list setting forth the name, position, job location, salary or wage rate, commission status, date of hire, full- or part-time status, active or leave status and with respect to employees located in the United States and subject to US Laws, “exempt” or “non-exempt” status, for each employee or independent contractor who is a natural person of the Company and Subsidiary as of the date hereof (including any individual absent due to short-term disability, family or medical leave, military leave or other approved absence). Except as set forth on Schedule 3.17(a), neither the Company nor Subsidiary is party to any agreements or understandings with any individual providing for employment for a defined period of time or for termination or severance benefits.

(b)               Neither the Company nor Subsidiary is: (i) a party to or otherwise bound by any collective bargaining or other type of union agreement, (ii) a party to, involved in or, to the knowledge of Sellers, threatened by, any material labor dispute or material unfair labor practice charge, or (iii) currently negotiating any collective bargaining agreement, and neither the Company nor Subsidiary has experienced any work stoppage during the last three years. To the knowledge of Sellers, no organizational effort is presently being made or is currently threatened by or on behalf of any labor union with respect to any group of employees of the Company or Subsidiary.

(c)               Each of the Company and Subsidiary is, and for the past five years has been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, unemployment insurance, worker’s compensation, equal employment opportunity, employment discrimination and immigration control. Except as disclosed on Schedule 3.17(c), there are no outstanding claims against the Company, Subsidiary or the Benefit Plans (other than routine claims for benefits under such plans), whether under Law, regulation, Contract, policy or otherwise, asserted or threatened in writing by or on behalf of any present or former employee or job applicant of the Company or Subsidiary on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for a period other than the current payroll period, (iii) any amount of vacation pay (including paid time off) or pay in lieu of vacation time off (including paid time off), other than vacation time off or pay (including paid time off) in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers’ compensation or disability benefits, (vii) any violation of any Law relating to employment terminations, layoffs, or discipline, (viii) any violation of any Law relating to employee “whistleblower” or “right-to-know” rights and protections, (ix) any violation of any Law relating to the employment obligations of federal contractors or subcontractors, (x) any violation of any Law relating to minimum wages or maximum hours of work, or (xi) unfair labor practices, and none of Sellers is aware of any such claims which have not been asserted. No Person (including any Authority) has asserted or threatened in writing any claims against the Company or any of its predecessors under or arising out of any regulation relating to equal opportunity employment, discrimination, harassment, or occupational safety in employment or employment practices.

(d)               Each of the Company and Subsidiary has properly classified all employees, leased employees, consultants, independent contractors and all other Persons providing services to the Company or Subsidiary for all purposes (including, without limitation, for all Tax purposes and for purposes related to eligibility to participate in or accrue a benefit under the Benefit Plans), and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such Persons to the Company or Subsidiary. Each of the Company and Subsidiary has properly classified all employees as “exempt” or “non-exempt” under the Fair Labor Standards Act and similar state or local Law.

(e)               Neither the Company nor Subsidiary has conducted any mass layoffs or plant closings as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Law.

3.18           Employee Benefit Matters.

(a)               Schedule 3.18(a) lists all “employee benefit plans,” as defined in Section 3(3) of ERISA and all other material retirement, pension, profit sharing, stock bonus, stock, restricted stock, stock option, stock purchase, equity-based, profits interest, phantom equity, employment, service, retainer, compensation, consulting, change in control, welfare, health (including medical, dental and vision), life, disability, group insurance, savings, deferred compensation, bonus or incentive compensation, paid time off, severance, salary continuation, retention, indemnification and fringe benefit and perquisite (including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, and tuition reimbursement) agreements, arrangements, plans, programs, Contracts, policies, or practices maintained, contributed to, or required to be contributed to by the Company or Subsidiary or any ERISA Affiliate for the benefit of any current or former employee, officer, director, member, partner or independent contractor of the Company or Subsidiary or with respect to which the Company or Subsidiary or any ERISA Affiliate may have any material Liability, whether contingent or otherwise (the “Benefit Plans”). In the case of each “employee welfare benefit plan” as defined in Section 3(1) of ERISA, Schedule 3.18(a) discloses whether such plan is (i) unfunded, (ii) funded through a “welfare benefit fund,” as such term is defined in Code Section 419(e), or other funding mechanism or (iii) insured.

(b)               As applicable, with respect to each Benefit Plan, Sellers have delivered or made available to Buyer true and complete copies, to the extent applicable, of (i) all plan documents (including all amendments and modifications thereof) and in the case of an unwritten Benefit Plan, a written description of the material terms thereof, (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recent IRS determination, advisory or opinion letter, (iv) all funding and administrative arrangement documents, including trust agreements, insurance contracts, custodial agreements, investment manager agreements and service agreements, (v) for the three most recent years Form 5500s; and (vi) all communications, records, notices and filings received from or sent to the IRS, Department of Labor or Pension Benefit Guaranty Corporation.

(c)               The Company, Subsidiary and each ERISA Affiliate are in material compliance with the provisions of ERISA, the Code and all other Laws applicable to the Benefit Plans (including all applicable aspects of the Patient Protection and Affordable Care Act, as amended, and the Health Insurance Portability and Accountability Act of 1996, as amended). Each Benefit Plan has been maintained, operated and administered in material compliance with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other Laws. None of the Company, Subsidiary or any ERISA Affiliate has incurred and none could reasonably be expected to incur an employer shared responsibility penalty under Section 4980H of the Code. The Company, Subsidiary and each ERISA Affiliate have timely and accurately satisfied their reporting obligations under Sections 6055 and 6056 of the Code.

(d)               Except as set forth on Schedule 3.18(d), no Benefit Plan provides for or continues medical or health benefits, or life insurance or other welfare benefits (through insurance or otherwise) for any Person or any dependent or beneficiary of any Person beyond termination of service or retirement other than coverage mandated by Law, and none of the Company, Subsidiary or any ERISA Affiliate has made a written or oral promise, or any communication that could reasonably be expected to promise, to any Person to provide any such benefits.

(e)               No Benefit Plan is (or at any time has been), and none of the Company, Subsidiary or any ERISA Affiliate (i) has ever contributed to, or been required to contribute to, or has any liability (contingent or otherwise) under or with respect to, and no current or former employees of the Company, Subsidiary or any ERISA Affiliate currently participate or ever have participated in (with respect to their employment with the Company, Subsidiary or an ERISA Affiliate) any employee benefit plan that is (i) subject to Part 3, Subtitle B of Title I of ERISA, Title IV of ERISA or Code Section 412, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” as described in Section 413€ of the Code, (iv) a “voluntary employees’ beneficiary association” (as defined in Section 501€(9) of the Code), or (v) a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA).

(f)               All Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Code Section 401(a) have received a favorable determination letter (or an opinion or advisory letter on which it is entitled to rely) from the IRS that such Benefit Plan is qualified under Code Section 401(a). To the knowledge of Sellers, no event has occurred that could reasonably be expected to adversely affect the qualified status of any such Benefit Plan or trust under Code Sections 401(a) or 501(a).

(g)               All contributions (including all employer contributions and employee salary reduction contributions) and premium payments which are or have been due have been paid to or with respect to each Benefit Plan within the time required by Law. All required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued on the Interim Balance Sheet or will be properly accrued on the books and records of the Company, Subsidiary and each ERISA Affiliate as of the Closing Date. None of the Benefit Plans has any unfunded Liabilities which are not reflected on the Interim Balance Sheet. None of the Company, Subsidiary or any ERISA Affiliate has any assets subject to (or expected to be subject to) a lien for unpaid contributions to any Benefit Plan.

(h)               Sellers’ execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) except as set forth on Schedule 3.18(h), constitute an event under any Benefit Plan or related agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting (other than vesting required due to the termination of tax-qualified retirement plans, which shall not require an additional contribution to such plans), distribution, increase in benefits, or other obligation to fund benefits with respect to any Person or (ii) result in the triggering or imposition or any restrictions or limitations on the right of the Company, Subsidiary or any ERISA Affiliate to amend or terminate any Benefit Plan (or result in any adverse consequence for so doing). The execution of this Agreement, and performance of the transactions contemplated hereby, will not (either alone or upon the occurrence of any additional or subsequent events) result in any payment or benefit that will or may be made by the Company or Subsidiary that may be characterized as “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code. Neither the Company nor Subsidiary has any Liability or obligation to make a payment that is not or will not be deductible under Code Section 280G. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) as a result of the imposition of the excise taxes required by Code Section 4999.

(i)               There are no pending or, to the knowledge of Sellers, threatened Actions by or on behalf of any Benefit Plan, any employee or beneficiary covered under any Benefit Plan, any Authority with respect to a Benefit Plan, or otherwise involving any Benefit Plan (other than routine claims for benefits). No Benefit Plan is under audit or investigation by any Authority and, to the knowledge of Sellers, no such audit or investigation is threatened.

(j)               Each of the Benefit Plans can be terminated at any time in the sole discretion of the plan sponsor, without any additional contribution to such Benefit Plan or the payment of any additional compensation or amount or acceleration of any benefits (other than accelerated vesting with respect to tax-qualified retirement plans, which shall not require any additional contribution to be made).

(k)               Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Code Section 409A, complies (and has at all relevant times complied) in both form and operation with the material requirements of Code Section 409A so that no amount paid pursuant to any such Benefit Plan is or will be subject to tax under Code Section 409A; and none of the Company, Subsidiary or any ERISA Affiliate is or has been required to report any Taxes due as a result of a failure of a Benefit Plan to comply with Code Section 409A. With respect to each Benefit Plan, none of the Company, Subsidiary or any ERISA Affiliate has any indemnity obligation for any Taxes or interest imposed or accelerated under Code Section 409A.

3.19            Transactions with Related Parties. Except as described on Schedule 3.19, since January 1, 2018, no member, stockholder, officer, manager or director of the Company or Subsidiary, nor any Affiliate of the Company or Subsidiary or of any such Person, has or had:

(a)               any contractual or other claims, express or implied, of any kind whatsoever against the Company or Subsidiary;

(b)               any interest in any property or assets used by the Company or Subsidiary;

(c)               any direct or indirect ownership or other interest in any competitor of the Company or Subsidiary; or

(d)               engaged in any other material transaction with the Company or Subsidiary (other than employment relationships at the salaries disclosed in the Schedules).

Except as described on Schedule 3.19, no stockholder, officer or director of the Company or Subsidiary, nor any Affiliate of such Person, has outstanding any loan, guarantee or other obligation of borrowed money made to or from the Company or Subsidiary.

3.20            Insurance.

(a)               Each of the Company and Subsidiary maintains, with financially sound and reputable insurers, insurance with respect to its properties and Business against loss or damages of the kinds customarily insured against by companies of established reputation engaged in the same or similar businesses as the Company or Subsidiary, as applicable, in such amounts that are commercially reasonable and customarily carried under similar circumstances by such other companies.

(b)               Schedule 3.20(b)(i) contains a complete and correct list of all policies and Contracts for insurance (including coverage amounts and expiration dates) of which the Company or Subsidiary is the owner, insured or beneficiary, or covering the Company’s or Subsidiary’s properties or assets. All such policies are outstanding and in full force and effect. Neither the Company nor Subsidiary is in default with respect to any provision contained in any such policy, nor has the Company or Subsidiary failed to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. Except as set forth on Schedule 3.20(b)(ii): (i) all of such coverages are provided on a “claims made” (as opposed to “occurrence”) basis; (ii) there are no outstanding claims under such policies; (iii) there are no premiums or claims due under such policies which remain unpaid; (iv) no notice of cancellation or non-renewal with respect to, or disallowance (other than reservation of rights by the insurer) of any material claim under, any such policy has been received; and (v) neither the Company nor Subsidiary has been refused any insurance, nor have any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which has carried insurance.

3.21            Relationship with Significant Customers. Neither the Company nor Subsidiary has received any written or oral communication or notice from any Significant Customer stating that, or otherwise has any reason the believe that, any Significant Customer (a) has ceased, or will cease, to use the products or services of the Company or Subsidiary other than in the Ordinary Course upon the expiration of any project or contract in accordance with its terms, (b) has substantially reduced, or will substantially reduce, the use of such products or services at any time other than in the Ordinary Course upon the expiration of any specific contract or project, or (c) will otherwise materially and adversely modify its business relationship with the Company or Subsidiary (whether as a result of the consummation of the transactions contemplated hereby or otherwise). “Significant Customer” means, with respect to each of the Company and Subsidiary, the top 10 customers of the Company or Subsidiary, as applicable, by dollar volume of sales, for the six-month period ended on June 30, 2021 and the fiscal year ended December 31, 2020, as set forth on Schedule 3.21. Notwithstanding the foregoing, such representation or warranty is not a guarantee of any specific forecast.

3.22           Relationship with Significant Suppliers. Neither the Company nor Subsidiary has received any written or oral communication or notice from any Significant Supplier stating that, or otherwise has any reason the believe that, any Significant Supplier: (a) will stop, materially decrease the rate of, or materially and adversely change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company or Subsidiary (whether as a result of the consummation of the transactions contemplated hereby or otherwise), except in the Ordinary Course of Business upon the expiration of any existing project or contract in accordance with its terms or (b) will otherwise materially and adversely modify its business relationship with the Company or Subsidiary. “Significant Supplier” means, with respect to each of the Company and Subsidiary, the top 5 suppliers to the Company or Subsidiary, as applicable, by dollar volume of purchase, for the six-month period ended on June 30, 2021 and for the fiscal year ended December 31, 2020, as set forth on Schedule 3.22.

3.23           Anti-Corruption Laws. Without limiting the generality of Section 3.14, since January 1, 2018, none of Sellers, the Company or Subsidiary or, to the knowledge of Sellers, anyone acting on the Company’s or Subsidiary’s behalf has: (i) violated, or engaged in any activity, practice or conduct which would violate, any Anti-Corruption Law; (ii) used corporate funds or assets for any unlawful contribution, gift, entertainment or other unlawful expense, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; (iii) directly, or indirectly through its agents, representatives or any other person authorized to act on its behalf, offered, promised, paid, given, or authorized the payment or giving of money or anything else of value; in each case, to any Government Official or Person while knowing or having reason to believe that some portion or all of the payment or thing of value will be offered, promised, or given, directly or indirectly, to a Government Official or another Person; for the purpose of (x) influencing any act or decision of such Government Official or such Person in his, her or its official capacity, including a decision to do or omit to do any act in violation of his, her or its lawful duties or proper performance of functions, (y) inducing such Government Official or such person or entity to use his, her or its influence or position with any Governmental Authority or other person or entity to influence any act or decision, or (z) in order to obtain or retain business for, direct business to, or secure an improper advantage for, the Company or Subsidiary; or (iv) breached its obligations under any applicable anti-money laundering Law (including, but not limited to, the Criminal Justice (Money Laundering and Terrorist Financing) Acts 2010 and 2018.

3.24            Privacy Laws. Without limiting the generality of Section 3.14, the Company and Subsidiary have complied in all material respects with all applicable Privacy Laws including, without limitation, the Irish Data Protection Acts 1988 to 2018 and the General Data Protection Regulation (EU) 2016/679 and any national implementing law, regulations and secondary legislation, as amended or updated from time to time in Ireland (“Irish Data Protection Legislation”). There are no Actions pending or, to the knowledge of Sellers, threatened with respect to the collection, use, disclosure or retention of Personal Information by the Company or Subsidiary or the violation or alleged violation by the Company or Subsidiary of any Privacy Law (including Irish Data Protection Legislation). No Person has been awarded any compensation from the Company or Subsidiary for breach of any Privacy Laws (including Irish Data Protection Legislation) and the Company has not received any notice from an Authority requiring the Company to take or refrain from taking any action with respect to Personal Information.

3.25          Product and Service Warranties. Except as set forth on Schedule 3.25 and except for warranties under applicable Law (if any), (a) there are no warranties, express or implied, written or oral, with respect to the products and services of the Company or Subsidiary, and (b) there are no pending or, to the knowledge of Sellers, threatened claims with respect to any such warranties.

3.26           Banking Relationships. Schedule 3.26 sets forth (a) a list of each account, lock box or safe deposit box of the Company (including any necessary identifying information), and (b) the name of each Person authorized to draw thereon or to have access thereto and the name of each Person or entity, if any, holding powers of attorney with respect thereto or any other powers of attorney.

3.27           Purchase for Investment. Each Seller acknowledges that the Buyer Shares that may be issued pursuant to this Agreement are “restricted securities” and have not been registered under the Securities Act or under any state securities laws. With respect to any Buyer Shares delivered to Sellers pursuant to this Agreement, each Seller (a) is acquiring, as payment of such Earn-Out Payment, the Buyer Shares pursuant to an exemption from registration under the Securities Act (assuming the accuracy of Buyer’s representations in Section 4.9) for its own account solely for investment with no present intention or plan to distribute any of the Buyer Shares to any Person nor with a view to or for sale in connection with any distribution thereof, in each case in violation of the Securities Act; (b) will not sell or otherwise dispose of any of the Buyer Shares, except in compliance with Rule 144 promulgated under the Securities Act (the “Rule”); (c) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act); and (d) is not a registered broker-dealer registered under Section 15(a) of the Exchange Act, or a member of FINRA or an entity engaged in the business of being a broker-dealer. Neither Sellers nor any of their respective Affiliates are affiliated with any broker-dealer registered under Section 15(a) of the Exchange Act, or a member of FINRA or an entity engaged in the business of being a broker-dealer.

3.28          Legend. Each Seller acknowledges that all certificates, including book-entry representations of certificates, or other instruments representing Buyer Shares issued hereunder will bear legends substantially to the following effect (in addition to any legend required under applicable federal, state, local or non-United States law):

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS. ANY ATTEMPT TO TRANSFER, SELL, OFFER TO SELL, PLEDGE, HYPOTHECATE OR OTHERWISE DISPOSE OF THIS INSTRUMENT IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.”

3.29            Registration Rights. Each Seller acknowledges and understands that until Buyer completes the registration required under the Registration Rights Agreement to register the

Buyer Shares for public sale in the future, that any sales made publicly under the Rule must be made in accordance with the procedures of that Rule, and that any other resale of the Buyer Shares may require compliance with some other exemption from registration under the Securities Act. Each Seller further acknowledges that if an exemption from registration under the Securities Act is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Buyer Shares, and requirements relating to Buyer which are outside of such Seller’s control, and which Buyer is under no obligation and may not be able to satisfy.

3.30           Sophisticated Investor. Each Seller is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the issuance of the Buyer Shares, and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to evaluate the merits and risks of acquiring the Buyer Shares, and can bear the economic risk and complete loss of its investment in the Buyer Shares.

3.31            Existing Ownership. Neither Seller legally or beneficially owns or controls, directly or indirectly, any shares, convertible debt or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any shares or convertible debt in Buyer, or has any agreement, understanding or arrangement to acquire any of the foregoing, except with respect to Buyer Shares as to be issued to Sellers pursuant to the transactions contemplated herein.

3.32           No General Solicitation. Sellers did not learn of the transactions contemplated by this Agreement, including the issuance of the Buyer Shares, as a result of any general solicitation or general advertising.

3.33           Reliance on Exemptions.  Each Seller understands that the Buyer Shares are offered and sold to Sellers in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that Buyer is relying in part upon the truth and accuracy of, and each Seller’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of such Seller set forth in this Agreement in order to determine the availability of such exemptions and the eligibility of Sellers to acquire the Buyer Shares.

3.34            Compliance with Applicable Law. If either Seller is not a United States person (as defined by Section 7701(a)(30) of the Code), such Seller hereby represents that it has satisfied himself as to the full observance of the laws of its jurisdiction in connection with the issuance of the Buyer Shares and the transactions contemplated by this Agreement, including (i) the legal requirements within its jurisdiction for the issuance of the Buyer Shares, (ii) any foreign exchange restrictions applicable to such issuance, (iii) any governmental or other consents that may need to be obtained, and (iv) the income Tax and other Tax consequences, if any, that may be relevant to the issuance, holding, sale, or transfer of the Buyer Shares. The issuance of Buyer Shares to Sellers and Sellers’ continued beneficial ownership of the Buyer Shares will not violate any applicable securities or other laws of any Seller’s jurisdiction.

3.35           Brokers. Except as set forth on Schedule 3.35, none of the Company, Subsidiary or Sellers has retained, nor is the Company, Subsidiary or any Seller obligated for any commission, fee or expense to, any broker, finder or investment banking firm to act on their behalf in connection with the transactions contemplated by this Agreement or the Ancillary Agreements and, to the knowledge of Sellers, no other Person is entitled to receive any brokerage commission, finder’s fee or other similar compensation in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

3.36           Exclusivity of Representations and Warranties. Neither Sellers nor any other Person is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Sellers, the Company or Subsidiary (including any relating to financial condition, results of operations, assets or liabilities of the Company or Subsidiary), except as expressly set forth in this Article III, and Sellers hereby disclaim any such other representations or warranties.

Article IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Sellers:

4.1                Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby.

4.2                Authority. The execution, delivery, and performance by Buyer of this Agreement and each Ancillary Agreement to which Buyer is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each Ancillary Agreement to which Buyer is a party has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforcement may be limited by General Enforceability Exceptions.

4.3              No Conflict. The execution, delivery, and performance by Buyer of this Agreement and each Ancillary Agreement to which Buyer is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, does not and will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which Buyer is subject, (ii) violate any provision of the certificate of incorporation, bylaws, or other governance documents of Buyer, or (iii) violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property or give to others any interests or rights therein under any indenture, deed of trust, mortgage, loan or credit agreement, license, Permit, Contract, lease, or other agreement, instrument or commitment to which Buyer is a party or by which either may be bound or affected; except, in each case, for violations, breaches, defaults, required consents, terminations, accelerations, Encumbrances or rights that in the aggregate would not materially hinder or impair the ability of Buyer to perform its obligations hereunder or the consummation of the transactions contemplated hereby.

4.4                Consents. No consent, approval, or authorization of, or exemption by, or filing with, any Authority is required to be obtained or made by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or any Ancillary Agreement to which Buyer is a party or the taking by Buyer of any other action contemplated hereby or thereby.

4.5               Litigation. Except as described in the reports, registrations, documents, filings, statements, schedules and submissions together with any required amendments thereto filed with the U.S. Securities and Exchange Commission (the “SEC”) prior to the date of this Agreement (the “SEC Documents”), there is no Action pending or, to the knowledge of Buyer, threatened (a) against Buyer which, if adversely determined, would have a material adverse effect on the assets, business or financial condition of Buyer or (b) which seeks to prohibit, restrict or delay consummation of the transactions contemplated by this Agreement. There is no Governmental Order outstanding or, to the knowledge of Buyer, threatened (i) against Buyer or its assets or business, or (ii) which seeks to prohibit, restrict or delay consummation of the transactions contemplated by this Agreement.

4.6               SEC Reports; Financial Statements.

(a)               Buyer has filed or furnished on a timely basis with the SEC since March 30, 2019 all material SEC Documents required to be filed or furnished by them under the Securities Act, under the Exchange Act or under the securities regulations of the SEC. As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively), except to the extent that any SEC Document has been amended by a subsequently filed SEC Document prior to the date hereof, in which case, as of the date of such amendment, (i) the SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)               The financial statements (including the related notes thereto) included (or incorporated by reference) in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Buyer as of the dates thereof and their respective consolidated results of operations, changes in shareholders’ equity and changes in cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.

(c)               Buyer has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that information relating to Buyer required to be disclosed in Buyer’s periodic and current reports under the Exchange Act, is made known to Buyer’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act.

(d)               Buyer has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Buyer’s financial reporting and the preparation of Buyer’s financial statements for external purposes in accordance with GAAP. Buyer has disclosed, based on its most recent evaluation of Buyer’s internal control over financial reporting prior to the date hereof, to Buyer’s auditors and audit committee of Buyer’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of Buyer’s internal control over financial reporting which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

(e)               Buyer is in compliance with the applicable listing and corporate governance rules and regulations of the NASDAQ.

4.7                Buyer Shares. The authorized share capital of Buyer consists of 30,000,000 shares of common stock, of which 7,470,422 shares are issued and outstanding. The Buyer Shares that may be issued pursuant to this Agreement have been duly authorized and, upon issuance pursuant to this Agreement, will be validly issued, fully paid and non-assessable, will be issued in compliance with all applicable federal and state securities laws, and will be issued free of any preemptive rights, liens or restrictions other than those imposed pursuant to the Securities Act.

4.8                Acquisition of Company Shares. Buyer is acquiring the Company Shares for its own account and not with a view to distribution with the meaning of Section 2(a)(11) of the Securities Act. Buyer is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act). Buyer confirms that the Company and Sellers have made available to Buyer the opportunity to ask questions of the officers and management employees of the Company and the Subsidiary and to acquire additional information about the business and financial condition of the Company; provided, however, that the foregoing does not limit in any way the representations and warranties of the Company and Sellers in this Agreement or the right of the Buyer to rely thereon.

4.9                No General Solicitation; Compliance with Securities Act. Buyer did not undertake any general solicitation or general advertising in connection with the transactions contemplated by this Agreement, including the issuance of the Buyer Shares as contemplated by this Agreement. With respect to any Buyer Shares delivered to Sellers pursuant to this

Agreement, Buyer will issue to each Seller, as payment of such Earn-Out Payment, the Buyer Shares pursuant to, and in accordance with, an exemption from registration under the Securities Act.

4.10          Brokers. Buyer has not retained, nor is Buyer obligated for any commission, fee or expense to, any broker, finder or investment banking firm to act on its behalf in connection with the transactions contemplated by this Agreement or the Ancillary Agreements and, to the knowledge of Buyer, no other Person is entitled to receive any brokerage commission, finder’s fee or other similar compensation in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

4.11           Absence of Certain Changes. Except as set forth in the SEC Documents, since December 31, 2020, there has been no material adverse change in the business, operations, financial condition, results of operations, or 1934 Act reporting status of Buyer.

4.12            Exclusivity of Representations and Warranties. Neither Buyer nor any of Buyer’s Affiliates or representatives or any other Person is making any representation or warranty on behalf of Buyer of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article IV and Buyer hereby disclaims any such other representations or warranties.

Article V.
COVENANTS

5.1                Confidentiality. Each Seller shall keep confidential and not disclose to any other Person or use for its own benefit or the benefit of any other Person any confidential or proprietary information, technology, know-how, trade secrets (including all results of research and development), product formulas, industrial designs, franchises, inventions or other intellectual property regarding Buyer, the Company, Subsidiary, or any of their respective businesses and operations including, without limitation, any such information regarding the Business (“Confidential Information”) in its or his possession or control. The obligations of each Seller under this Section 5.1 shall not apply to Confidential Information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section; or (ii) is required to be disclosed by Law; provided, however, that, in any such case, the applicable Seller shall notify Buyer as early as reasonably practicable prior to disclosure to allow Buyer to take appropriate measures to preserve the confidentiality of such Confidential Information.

5.2               Restrictive Covenants.

(a)               During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Restricted Period”), each Seller covenants and agrees not to, and shall cause its respective Affiliates not to, directly or indirectly and anywhere in the Restricted Territory, conduct, manage, operate, engage in, or have an ownership interest in any business or enterprise engaged in (i) the Business (other than the Buyer or the Buyer Shares), or (ii) any activities that are otherwise similar to, or competitive with, the Business. Notwithstanding the provisions of this Section 5.2(a), the beneficial ownership of less than five percent of the shares of stock or other equity interests of any corporation or other entity having a class of equity securities actively traded on a national securities exchange or over-the-counter market and not formed for the purpose of circumventing this Agreement shall not be deemed to violate the provisions of this Section 5.2(a).

(b)               During the Restricted Period, each Seller covenants and agrees not to, and shall cause its respective Affiliates not to, directly or indirectly, call-on, solicit or induce, or attempt to solicit or induce, any Person which is or was a past, present or prospective customer or other business relation of the Company or Subsidiary as of the Closing Date for the provision of products or services related to the Business or in any other manner that would otherwise interfere with business relationships between Buyer and such customers and other business relations.

(c)               During the Restricted Period, each Seller covenants and agrees not to, and shall cause its respective Affiliates not to, directly or indirectly, call-on, solicit or induce, or attempt to solicit or induce, any Person who was employed or engaged as an independent contractor by the Company or Subsidiary on or at any time before the Closing Date, to leave the employ or engagement of the Company or Subsidiary or their Affiliates (including Buyer) for any reason whatsoever, nor shall any Seller offer or provide employment (except on behalf of the Company or the Subsidiary), either on a full-time basis or part-time or consulting basis, to any such Person.

(d)               Sellers acknowledge and agree that the provisions of this Section 5.2 are reasonable and necessary to protect the legitimate business interests of Buyer and its acquisition of the Company Shares. Neither Seller shall contest that Buyer’s remedies at law for any breach or threat of breach by any Seller or any of their respective Affiliates of the provisions of this Section 5.2 may be inadequate, and that Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 5.2 and to enforce specifically such terms and provisions, in addition to any other remedy to which Buyer may be entitled at law or equity. The restrictive covenants contained in this Section 5.2 are covenants independent of any other provision of this Agreement or any other agreement between the Parties hereunder and the existence of any claim which any Seller may allege against Buyer under any other provision of the Agreement or any other agreement will not prevent the enforcement of these covenants.

(e)               If any of the provisions contained in this Section 5.2 shall for any reason be held to be excessively broad as to duration, scope, activity or subject, then such provision shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable Law or the determination by a court of competent jurisdiction.

5.3               Nondisparagement. Each Party agrees that it shall not, and shall cause each of its Affiliates not to, at any time, in any written or oral communications with the press or other media, any customer, client, stakeholder, investor or supplier of the other Party, or its Affiliate, or any other Person, criticize, ridicule, or make or encourage any other Person to make any statement that disparages, is derogatory of, or is negative toward the personal or business reputation, conduct or practices of the other Party, any of its Affiliates, or any of their then current or former respective officers, directors, employees, representatives, agents or attorneys.

5.4             Further Assurances. From time to time after the Closing, Buyer shall, at the request of Sellers, execute and deliver any further instruments or documents and take all such further action as Sellers may reasonably request in order to evidence the consummation of the transactions contemplated hereby. From time to time after the Closing, each Seller shall, at the request of Buyer, execute and deliver any further instruments or documents and take all such further action as Buyer may reasonably request in order to evidence the consummation of the transactions contemplated hereby.

5.5               Release. Effective as of the Closing, each of the Sellers, on behalf of himself, and his respective Affiliates and their respective past, present or future predecessors or successors (each, a “Releasing Party”), hereby irrevocably waives, releases, remises, and forever discharges each of the Company and Subsidiary, Buyer and their respective Affiliates and their respective past, present or future shareholders, partners, members and representatives and each of their respective successors from any and all actions, promises, agreements, rights to payment, rights to any equitable remedy, rights to any equitable subordination, demands, debts, Liabilities, express or implied contractual obligations, obligations of payment or performance, rights of offset or recoupment, accounts, Losses or expenses (including, without limitation, attorneys’ fees and other professional fees and expenses), whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, which such Releasing Party or any of its Affiliates may have against such party as of the date hereof (collectively, the “Claims”), other than claims arising under this Agreement or the other Ancillary Agreements or such rights to indemnification of such Seller as an officer or director for Third Party Claims which would be covered by any insurance policy. Each Seller understand that the released Claims include not only Claims presently known to it, but also include all unknown or unanticipated Claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released Claims as described above. Each Seller understands that he may hereafter discover facts different from what it now believes to be true, which if known, could have materially affected this release, but it nevertheless waives any Claims or rights based on different or additional facts.

5.6               Representation & Warranty Insurance. Prior to the Closing, Buyer has purchased the R&W Insurance Policy issued through the R&W Insurer, a true and complete copy of which has been provided to Sellers. Prior to or concurrently with the Closing, Sellers and Buyer shall each have paid 50% of all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, taxes related to such policy and other fees and expenses of such policy; provided, however, that Sellers’ portion shall be capped at $75,000.00(USD) and Buyer shall have paid Sellers’ portion in excess thereof.

5.7                Registration of Buyer Shares Issued to Sellers. At the Closing, Buyer will execute and deliver the Registration Rights Agreement.

5.8                Termination of 401(k) Plan. Effective immediately prior to the Closing, Subsidiary has terminated the Cal OpEx, Inc. 401(k) Plan (the “401(k) Plan”), subject to and in accordance with the terms of the 401(k) Plan.

5.9                Directions. With effect from Closing and until Buyer is entered in the Company's register of members as the holder of each of the Company Shares, each Seller irrevocably agrees that he will follow the directions of Buyer (acting by any of its directors from time to time) in respect to the exercise of all rights of that Seller in relation to the Company Shares registered in the name of that Seller as Buyer in its absolute discretion sees fit including, inter alia, in relation to exercising all and any voting rights attached to the relevant Company Shares and signing any resolution as registered holder of the relevant Company Shares or any other documents required to be signed in respect of the relevant Company Shares.

Article VI.
Tax Matters

6.1                Tax Indemnification. Sellers, severally (but not jointly) shall indemnify, defend and hold harmless the Company, Subsidiary and Buyer from and against the entirety of any Losses the Company, Subsidiary or Buyer may suffer resulting from, arising out of or caused by each and all of the following: (a) any and all Taxes (or the non-payment thereof) of the Company or Subsidiary for all taxable periods ending on or before the Closing Date, and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”), (b) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local or foreign Law or regulation, and (c) any and all Taxes of any Person (other than the Company or Subsidiary) imposed on the Company or Subsidiary as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before Closing; provided, however, that in the case of clauses (a), (b) and (c) above, Sellers shall be liable only to the extent that such Taxes are in excess of the amount, if any, taken into account in determining the adjustments set forth in Section 1.3.

6.2                Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company or Subsidiary for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or Subsidiary holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the Company or Subsidiary for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period

6.3               Transfer Taxes. As used in this Agreement, “Transfer Taxes” means all sales taxes, transfer taxes, stamp taxes, conveyance taxes, intangible taxes, documentary recording taxes, license and registration fees, recording fees and any similar taxes or fees incurred in connection with the consummation of the transactions contemplated by this Agreement. Buyer shall be responsible for and pay 100% of the Irish stamp duty on the transfer of the Company Shares by Sellers to Buyer (the “Irish Stamp Tax”) and no deductions shall be made for the Irish Stamp Tax from payments due to Sellers. Each of Sellers (collectively), on the one hand, and Buyer, on the other hand, shall be responsible for and pay 50% of all other Transfer Taxes (other than the Irish Stamp Tax). Buyer shall file all necessary Tax Returns and other documentation with respect to Transfer Taxes (except to the extent such Tax Returns are required by law to be filed by Sellers), and Sellers shall cooperate with Buyer in the filing of any such Tax Returns, including promptly supplying any information in its possession that is reasonably necessary to complete such Tax Returns. Buyer and Sellers shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangement designed to minimize any applicable Transfer Taxes.

6.4              Cooperation on Tax Matters. Buyer and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as is practicable, such information and assistance relating to the Company or Subsidiary (including without limitation access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Sellers shall retain all books and records with respect to Taxes (including income related Taxes) for any period up to and including the Closing Date, pertaining to the Company or Subsidiary, for at least seven years following the Closing Date. At the end of such period, either Party may elect to take possession, at its own expense, of such books and records upon request to the other Party. Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). Buyer and Sellers further agree, upon request, to provide the other with all information that either may be required to report pursuant to Code §6043, or Code §6043A, or Treasury Regulations promulgated thereunder.

6.5                Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and Subsidiary that are filed after the Closing Date. Buyer shall permit Sellers to review and comment on each such Tax Return relating to a Straddle Period or any period prior to Closing described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Sellers.

6.6                Refunds and Tax Benefits. Any Tax refunds that are received by Buyer, the Company or Subsidiary, and any amounts credited against Tax to which Buyer, the Company or Subsidiary becomes entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Sellers, and Buyer shall pay over to Sellers any such refund or the amount of any such credit (net of any Taxes of Buyer, the Company or Subsidiary attributable to such refund or credit) within 30 days after receipt or entitlement thereto; provided, however, Buyer shall not be required to pay over to Sellers any such refund or the amount of any such credit up to the amount of any Tax asset taken into account in determining the adjustments set forth in Section 1.3.

6.7                Amended Returns and Retroactive Elections. Buyer shall not, and shall not cause or permit the Company or Subsidiary to (i) amend any Tax Returns filed with respect to any Tax year ending on or before the Closing Date or (ii) make any Tax election that has retroactive effect to any such year, in each such case without the prior written consent of Sellers, such consent not to be unreasonably withheld.

6.8             Tax-Sharing Agreements. All Tax-sharing agreements or similar agreements with respect to or involving the Company or Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, the Company and Subsidiary shall not be bound thereby or have any liability thereunder.

Article VII.
SURVIVAL AND INDEMNIFICATION

7.1                Survival. The covenants and agreements in this Agreement or in any Ancillary Agreement shall survive the Closing. The representations and warranties under this Agreement or in any Ancillary Agreement shall survive until the first anniversary of the Closing Date; provided, however, that (i) the following representations and warranties (collectively, the “Fundamental Representations”): (A) Section 3.1 (Authority; Execution and Delivery), Section 3.2 (Organization), Section 3.4 (Capitalization; Title to Company Shares), Section 3.8(a) (Title to Assets), Section 3.16 (Taxes), Section 3.35 (Brokers); and (B) Section 4.1 (Organization), Section 4.2 (Authority), Section 4.10 (Brokers), shall survive the Closing for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days; and (ii) the representations and warranties set forth in Section 3.15 (Environmental Matters) and Section 3.18 (Employee Benefit Matters) shall survive the Closing until the third anniversary of the Closing Date. No action or claim for Losses resulting from any misrepresentation or breach of warranty shall be brought or made after the expiration of the survival period applicable to such representation or warranty (as provided in this Section), except that such time limitation shall not apply to claims which have been asserted and which are the subject of a written notice from Sellers to Buyer or from Buyer to Sellers, as may be applicable, prior to the expiration of such survival period.

7.2               General Indemnification.

(a)               Sellers, severally (but not jointly), shall indemnify, defend and hold harmless Buyer and its directors, officers, Affiliates, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”), from and against all Losses that are incurred or suffered by any of them in connection with or resulting from any of the following:

(i)               any misrepresentation or breach of, or inaccuracy in, any representation or warranty made by any Seller in this Agreement;

(ii)              any breach of any covenant made by any Seller in this Agreement;

(iii)             any Closing Indebtedness, to the extent not included in the adjustments provided for in Section 1.3;

(iv)             any Transaction Expense, to the extent not included in the adjustments provided for in Section 1.3;

(v)             any matter identified on Schedule 3.13; or

(vi)            the enforcement by any Buyer Indemnified Party of its indemnification rights under this Agreement.

(b)               Buyer shall indemnify, defend and hold harmless Sellers and their respective directors, officers, Affiliates, employees, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against all Losses that are incurred or suffered by any of them in connection with or resulting from any of the following:

(i)               any misrepresentation or breach of any representation or warranty made by Buyer in this Agreement or any Ancillary Agreement;

(ii)             any breach of any covenant made by Buyer in this Agreement or any Ancillary Agreement; or

(iii)           the enforcement by the Seller Indemnified Parties of their indemnification rights under this Agreement.

7.3               General Limitations. Notwithstanding anything to the contrary contained in this Agreement:

(a)               To the extent not covered by the R&W Insurance Policy and subject to such other limitations as set forth in this Section 7.3 and Section 7.5, (i) each Seller’s obligation to indemnify the Buyer Indemnified Parties pursuant to Section 7.2(a) shall be several up to such Seller’s Pro Rata Share of the Overall Cap Amount.

(b)               Buyer shall not be entitled to indemnification under this Article VII with respect to any matter to the extent that such matter was (i) included as a Current Liability in the calculation of the Closing Working Capital as finally determined pursuant to Section 1.3(f); or (ii) included in the Closing Transaction Expenses as finally determined pursuant to Section 1.3(f).

(c)               The Indemnified Party shall use commercially reasonable efforts to mitigate any Losses sustained or incurred by the Indemnified Parties, as and to the extent required by Law.

(d)               The indemnities herein are intended solely for the benefit of the Persons expressly identified in this Article VII (and their permitted successors and assigns) and are in no way intended to, nor shall they, constitute an agreement for the benefit of or be enforceable by, any other Person.

(e)               For purposes of determining the amount of any Losses incurred in connection with any breach of any representation, warranty or Covenant set forth in this Agreement, such amount shall be reduced by the amount of any insurance proceeds (other than R&W Insurance Policy proceeds) actually received by, or paid on behalf of, the Indemnified Party in respect of the Losses (net of (i) any deductible amounts and any reasonable costs and expenses actually incurred by the Indemnified Party in collecting such insurance proceeds, including reasonable attorneys’ fees, and (ii) any increase in insurance premiums reasonably attributable to insurance proceeds paid in respect of such Losses).

(f)               With respect to any indemnification claims related to a breach of any Fundamental Representations, except in the event of any fraud or intentional misrepresentation by Seller or a breach by a Seller of the covenants in Section 5.1 or Section 5.2, each such Seller shall not be liable to any Indemnified Party for more than such Seller’s Pro Rata Share of the Overall Cap Amount.

7.4               Treatment of Indemnification. All indemnification payments made under this Agreement shall be treated by all Parties as an adjustment to the Closing Purchase Price, unless otherwise required by applicable Law.

7.5              Indemnification Threshold; Cap Amount; Overall Cap Amount.

(a)               Subject to the provisions of Section 7.3 and Section 7.5(c) and the terms of this Article VII, Sellers shall not be obligated to provide any indemnification for Losses pursuant to Section 7.2(a)(i) for claims for any misrepresentation or breach of, or inaccuracy in, any representations and warranties (other than Fundamental Representations, except as otherwise provided in Section 7.5(c)) unless the aggregate amount of Losses incurred by Buyer with respect to such misrepresentations or breaches of, or inaccuracies in, representations and warranties exceeds $125,000 (the “Threshold”), in which case Sellers will be liable for all Losses in excess of the Threshold.

(b)               Subject to the provisions of Section 7.5(c) and the terms of this Article VII, the aggregate amount required to be paid by Sellers pursuant to Section 7.2(a)(i) based upon or arising out of or as a result of any misrepresentation or breach of, or inaccuracy in, any of the representations and warranties of Sellers (other than Fundamental Representations), shall not exceed, in the aggregate, the Escrow Amount (the “Cap Amount”). For the avoidance of doubt and notwithstanding anything contained herein to the contrary, a misrepresentation or breach of, or inaccuracy in, any Fundamental Representation shall not be counted against (i.e., shall not reduce) the Cap Amount under this Section 7.5(b).

(c)               Neither the Threshold nor the Cap Amount shall apply to Losses (i) arising in respect of claims for misrepresentation or breach of, or inaccuracy in, the Fundamental Representations (excluding Section 3.18 (Employee Benefit Matters), to which the Threshold shall apply) or (ii) suffered or incurred by any Buyer Indemnified Party as a result of, or arising out of, the matters set forth in Sections 7.2(a)(ii) through 7.2(a)(vi) or Section 6.1, or (iii) any fraud or intentional misrepresentation by any Seller.

(d)               For purposes of determining the existence of any misrepresentation or breach of warranty, and calculating the amount of any Losses incurred in connection with any such misrepresentation or breach of warranty, any and all references to material, materiality, or Material Adverse Effect (or other correlative terms) shall be disregarded.

7.6               Process for Indemnification.

(a)               A Party entitled to indemnification hereunder shall herein be referred to as an “Indemnified Party.” A Party obligated to indemnify an Indemnified Party hereunder shall herein be referred to as an “Indemnifying Party.” As soon as is reasonable after an Indemnified Party either (i) receives notice of any claim or the commencement of any Action by any third party which such Indemnified Party reasonably believes may give rise to a claim for indemnification from an Indemnifying Party hereunder (a “Third Party Claim”) or (ii) sustains any Loss not involving a Third Party Claim or action which such Indemnified Party reasonably believes may give rise to a claim for indemnification from an Indemnifying Party hereunder, such Indemnified Party shall, if a claim in respect thereof is to be made against an Indemnifying Party under this Article VII, notify such Indemnifying Party in writing of such claim, action or Loss, as the case may be; provided, however, that failure to notify Indemnifying Party shall not relieve Indemnifying Party of its indemnity obligation, except to the extent Indemnifying Party is actually prejudiced in its defense of the Action by such failure. Any such notification must be in writing and must state in reasonable detail the nature and basis of the claim, Action or Loss, to the extent known. Except as provided in this Section 7.6, the Indemnifying Party shall have the right using counsel acceptable to the Indemnified Party, to contest, defend, litigate or settle any such Third Party Claim which involves (and continues to involve) solely monetary damages; provided that the Indemnifying Party shall have notified the Indemnified Party in writing of its intention to do so within 15 days of the Indemnified Party having given notice of the Third Party Claim to the Indemnifying Party; provided, further, that (1) the Indemnifying Party expressly agrees in such notice to the Indemnified Party that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to fully satisfy and discharge the Third Party Claim subject to the limitations with respect to indemnification included in this Agreement; (2) if reasonably requested to do so by the Indemnified Party, the Indemnifying Party shall have made reasonably adequate provision to ensure the Indemnified Party of the financial ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that may result from such Third Party Claim; (3) assumption by the Indemnifying Party of such Third Party Claim would not reasonably be expected to cause a material adverse effect on the Indemnified Party’s business; and (4) the Indemnifying Party shall diligently contest the Third Party Claim (the conditions set forth in clauses (1), (2), (3) and (4) being collectively referred to as the “Litigation Conditions”).

(b)               The Indemnified Party shall have the right to participate in, and to be represented by counsel (at its own expense) in any such contest, defense, litigation or settlement conducted by the Indemnifying Party; provided, that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim or if representation of the Indemnifying Party and the Indemnified Party by the same counsel would, in the reasonable opinion of such counsel, constitute a conflict of interest under applicable standards of professional conduct. The Indemnifying Party shall not be entitled, and shall lose its right, to contest, defend, litigate and settle the Third Party Claim if the Indemnified Party shall give written notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions.

(c)               The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement which commits the Indemnified Party to take, or to forbear to take, any action or which does not provide for a complete release by such third party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief. All expenses (including attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article VII shall relieve it of such obligations to the extent such obligations exist.

(d)               If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume the defense of, a Third Party Claim pursuant to this Section 7.6, the Indemnifying Party shall not be entitled, and shall lose its right, to contest, defend, litigate and settle such a Third Party Claim, and the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this Section 7.6, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, the Indemnified Party shall be reimbursed on a monthly basis by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of contesting, defending, litigating and/or settling the Third Party Claim which are incurred from time to time.

7.7               Recoupment Against Escrow. Sellers agree that Buyer shall be entitled to receive payment from the Escrow Agent, from the Escrow Amount, any amount necessary to satisfy (a) Sellers’ indemnification obligations with respect to any Claim for Losses required to be paid by Sellers pursuant to this Article VII; (b) Sellers’ indemnification obligations pursuant to Article VI; and (c) any obligation of Sellers to pay any amounts that may become due to Buyer pursuant to Section 0 with respect to the reductions to the Closing Consideration, which right may be exercised at any time after such payments become due. When Buyer becomes entitled to any payment from the Escrow Amount pursuant to this Agreement, Buyer and Sellers shall jointly sign and deliver to the Escrow Agent a written direction authorizing such payment to Buyer, in accordance with the terms of the Escrow Agreement. Upon expiration of the Escrow Period, Buyer and Sellers shall sign and deliver to the Escrow Agent, in accordance with the Escrow Agreement, a written direction authorizing the payment of the remaining Escrow Amount, if any, to Sellers. Notwithstanding the foregoing or the provisions of Section 1.5, if, at the expiration of the Escrow Period there is one or more pending Claims by a Buyer Indemnified Party against Sellers for indemnification pursuant to Article VI or Article VII, but there has not been a final resolution of such Claim, then Buyer and Sellers shall execute and deliver to the Escrow Agent written direction authorizing the Escrow Agent to continue to hold in escrow the portion of the Escrow Amount that Buyer reasonably deems necessary to fully satisfy such Claim (up to the full remaining amount of the Escrow Amount then held in escrow), until such time as there is a final resolution of such Claim or Claims (at which time Buyer and Sellers shall sign and deliver to the Escrow Agent a written direction authorizing payment to Buyer or Sellers, as appropriate, in accordance with the terms of the Escrow Agreement).

7.8               Right of Setoff. Without limiting any other remedies available at law or in equity, but subject to the limitations set forth in this Article VII, Buyer shall have the right to set off against any payments due and owing from Buyer or its Affiliates to any Seller including, without limitation, the Earn-Out Payments, but specifically excluding any compensation payments and the Customer Retention Holdback Amount, to the extent Buyer has suffered a Loss and has made a claim for indemnity against such Seller under this Article VII or has made a claim for indemnification under Article VI.

7.9               Remedies Exclusive. The remedies provided in this Article VII shall be the sole and exclusive remedies of any Indemnified Party related to any and all Losses incurred because of or resulting from or arising out of this Agreement and any Ancillary Agreements; provided, however, that nothing contained in this Article VII shall be deemed to limit or restrict in any manner (a) any rights or remedies which any Indemnified Party has, or might have, at law or in equity based on fraud or intentional misrepresentation, or (b) any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled.

7.10               Tax Treatment. Any indemnification payments under this Article VII shall be treated for Tax purposes as adjustments to the Purchase Price to the extent permitted by applicable Law.

Article VIII.
MISCELLANEOUS

8.1               Interpretive Provisions.

(a)               Whenever used in this Agreement, (i) “including” (or any variation thereof) means including without limitation and (ii) any reference to gender shall include all genders. Reference to a particular agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof. The terms “dollars” and “$” mean United States Dollars. Unless Business Days are specified, all references to “days” hereunder shall mean calendar days. The Exhibits and Schedules identified in this Agreement are incorporated into this Agreement by reference and made a part hereof.

(b)               The Parties acknowledge and agree that (i) each Party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its drafting, (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting Party, shall not be employed in the interpretation of it, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

8.2                Entire Agreement. This Agreement (including the Schedules and the exhibits attached hereto) together with the Ancillary Agreements constitute the sole understanding and agreement of the Parties with respect to the subject matter hereof. The Parties agree and acknowledge that as of the Closing Date, the mutual non-disclosure agreement, dated February 16, 2021, is terminated.

8.3                Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties; provided however, that this Agreement may not be assigned by any Seller without the prior written consent of Buyer or be assigned by Buyer without the prior written consent of Sellers, except that (i) Buyer may, at its election and provided it remains liable for its obligations hereunder, assign this Agreement to any Affiliate of Buyer, and (ii) Buyer or any such assignee may make a collateral assignment of its rights (but not its obligations) under this Agreement to any lender providing financing to Buyer in connection with the Closing.

8.4                Headings. The headings of the Articles, Sections, and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

8.5                Modification and Waiver. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Parties, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the Party that is entitled to the benefits of such waived terms or provisions. No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar). No delay on the part of any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

8.6              Expenses. Except as otherwise expressly provided herein, each of the Parties shall bear the expenses incurred by that Party incident to this Agreement and the transactions contemplated hereby, including all fees and disbursements of counsel and accountants retained by such Party, whether or not the transactions contemplated hereby shall be consummated.

8.7               Notices. Any notice, request, instruction, or other document to be given hereunder by any Party to any other Party shall be in writing and shall be given by delivery in person, by electronic mail, by electronic facsimile transmission, by overnight courier or by registered or certified mail, postage prepaid (and shall be deemed given when delivered if delivered by hand, when delivered if delivered by electronic mail, when transmission confirmation is received if delivered by facsimile during normal business hours, one Business Day after deposited with an overnight courier service if delivered by overnight courier and three days after mailing if mailed), as follows:

to Sellers: John Cummins 4593 Deep Creek Way Doylestown, PA 18902 Email: johnpcummins@gmail.com
Ross Lane 1162 Horseshoe Drive Blue Bell, PA 19422 Email: ross.lane@mycit.ie with a copy to:

Nelson Mullins, Riley & Scarborough LLP
100 S. Charles St., Suite 1600
Baltimore, Maryland 21201
Attention: Timothy A. Hodge, Jr.
Email: tim.hodge@nelsonmullins.com

Fax No.: 443-392-9444

Pinsent Masons LLP
1 Windmill Lane

Dublin 2

D02 F206
Attention: Dennis Agnew
Email: Dennis.Agnew@pinsentmasons.com

Fax No.: +353 1 553 8601

to Buyer to: Transcat, Inc. 35 Vantage Point Drive Rochester, New York 14624 Attn: James M. Jenkins, General Counsel/VP of Corporate Development Email : jim.jenkins@transcat.com with a copy to: Harter Secrest & Emery LLP 50 Fountain Plaza, Suite Buffalo, New York 14202 Attention: Phillip A. Delmont Email: pdelmont@hselaw.com Fax No.: (716) 853-1617 or at such other address for a Party as shall be specified by like notice.

8.8                      Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within that jurisdiction.

8.9                      Public Announcements. None of Sellers or Buyer shall make any public statements, including any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld) except as may be required by Law. If a public statement is required to be made by Law, the Parties shall consult with each other in advance as to the contents and timing thereof.

8.10           No Third Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the Parties and their permitted successors and assigns, and no other Party shall be entitled to rely on this Agreement or accrue any benefit, claim, or right of any kind whatsoever pursuant to, under, by, or through this Agreement.

8.11           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. This Agreement and any of the Ancillary Agreements, along with any amendments hereto or thereto, to the extent signed and delivered by means of E mail, DocuSign or other means of electronic transmission in portable document format (.pdf), shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

8.12           Waiver of Conflict. Recognizing that Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”) and Pinsent Masons (“Pinsent Masons”, and together with Nelson Mullins, the “Law Firms”) have acted as legal counsel to the Company and the Subsidiary prior to the Closing Date in the course of the negotiation, documentation and consummation of the transactions contemplated hereby (the “Current Representation”), and that Law Firms may act as legal counsel to Sellers and their Affiliates after the Closing Date in connection with the Current Representation, each of the Company, Subsidiary and Buyer hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise directly as a result of Law Firms representing any of the Sellers or their Affiliates after the Closing Date to the extent connected with the Current Representation. In addition, all communications involving attorney-client communications between or among the Company, Subsidiary, the Sellers, or any of their respective Affiliates and the Law Firms, solely to the extent that such communications (a) would be considered attorney-client confidences under applicable Law and (b) (i) solely relate to the Current Representation or (ii) solely relate to Sellers (the “Privileged Communications”) shall be deemed to be attorney-client confidences of Sellers (and not Buyer). Accordingly, the Privileged Communications shall remain privileged after the Closing Date and the Company, Subsidiary or Buyer shall not use any such Privileged Communications or demand access to the files of the Law Firms related to the Privileged Communications. Without limiting the generality of the foregoing, upon and after the Closing Date, (i) Sellers (and not the Company, Subsidiary or Buyer) shall be the sole holder of the attorney-client privilege with respect to the Privileged Communications, and the Company or Subsidiary shall not be a holder thereof, (ii) to the extent that files of the Law Firms in respect of Privileged Communications constitute property of the client, only Sellers (and not the Company, Subsidiary or Buyer) shall hold such property rights and (iii) the Law Firms shall have no duty whatsoever to reveal or disclose any such Privileged Communications or such files thereof to the Company, Subsidiary or Buyer by reason of any attorney-client relationship between the Law Firms and the Company, Subsidiary or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company, or the Subsidiary and a third party (other than a Party to this Agreement or any of their respective Affiliates) after the Closing Date, the Company or Subsidiary may assert the attorney-client privilege to prevent disclosure of confidential communications by the Law Firms to such third party; provided, however, that neither the Company nor the Subsidiary may waive such privilege without the prior written consent of Sellers (not to be unreasonably withheld, conditioned or delayed). The Parties hereto agree that, other than the Privileged Communications, as to all other pre-Closing communications between the Law Firms, on the one hand, and the Company, Subsidiary or any of its Affiliates, on the other hand, including such communications that relate to the prior and ongoing business of the Company or Subsidiary, the attorney-client privilege and all other rights to any evidentiary privilege shall continue to belong to the Company or Subsidiary and may be controlled by the Company or the Subsidiary and shall not pass to or be claimed by Sellers or their Affiliates. Buyer shall not knowingly disclose any Privileged Communications to any third party following the Closing Date, unless compelled to disclose such Privileged Communications by judicial or administrative process or by other applicable Law. Buyer shall, to the extent permitted by applicable Law, promptly upon receipt by Buyer of any subpoena, discovery or other request from a third party that, to Buyer’s knowledge, calls for the production or disclosure of any Privileged Communications, promptly notify the Sellers of the existence of such subpoena, discovery or other request so that Sellers may assert, at the Sellers’ sole cost, any rights it may have to prevent the production or disclosure of such Privileged Communications.

8.13               Delivery by Facsimile and Email. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or by electronic mail, shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of this Agreement and each such Party forever waives any such defense.

Article IX.
CERTAIN DEFINITIONS

9.1               Defined Terms. The following terms shall have the following meanings:

“Adjusted Net Working Capital” means the excess of (a) the sum of the Current Assets as of as of the Effective Time over (b) the sum of the Current Liabilities as of the Effective Time, all of the foregoing as calculated in accordance with the Adjusted Net Working Capital Principles.

“Adjusted Net Working Capital Principles” means the methodology and principles (including the establishment of any reserves and other adjustments) governing the determination and calculation of Adjusted Net Working Capital hereunder, and certain matters relating thereto, set forth on Schedule A attached hereto. Schedule 1.3(a) includes a sample calculation of Adjusted Net Working Capital of the Company and the Subsidiary on a consolidated basis used in establishing the Target Working Capital Ceiling and Target Working Capital Floor.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreement” means any agreement, exhibit, schedule, statement, document or certificate executed or delivered in accordance with, in connection with or required by this Agreement, and any other agreement or certificate specifically identified as an Ancillary Agreement for purposes of this Agreement.

“Anti-Corruption Laws” means the US Foreign Corrupt Practices Act and any other applicable anti-corruption Laws

“Authority” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity, agency, court or authority (foreign, federal, state or local) exercising executive, legislative, judicial, regulatory or administrative functions of government or any arbitrator or mediator.

“Business” means the business of the Company and the Subsidiary in providing technical, consulting and staffing for enterprise asset management systems for the pharmaceutical, biotechnology, and medical device companies.

“Business Day” means any day other than a day on which banks in New York, New York are required or authorized to be closed.

“Buyer Shares” means shares of the common stock of Buyer.

“Cash on Hand” means all cash and cash equivalents of the Company and Subsidiary, calculated as of the Effective Time, determined in accordance with GAAP and subject to the next sentence (which, for the avoidance of doubt, may be a negative number). For the avoidance of doubt, Cash on Hand shall be calculated (i) net of (A) all issued but uncleared checks and drafts, ACH transactions and other wire transfers issued by the Company or Subsidiary to the extent such checks, drafts, ACH transactions or other wire transfers have not yet cleared and are not included as Current Liabilities in the calculation of Closing Working Capital as finally determined pursuant to Section 1.3(b), (B) any cash and cash equivalents of the Company and Subsidiary that is distributed or otherwise paid to any Seller and/or their Affiliates prior to the Effective Time and (C) investment securities (including equity securities and certificates of deposit); and (ii) shall include all checks, ACH transactions and other wire transfers and drafts deposited or received by the Company and Subsidiary and available for deposit for the account of the Company or Subsidiary, as the case may be, and to the extent not included as Current Assets in the calculation of Closing Working Capital as finally determined pursuant to Section 1.3(b); and shall be net of one-half the gross amount of the signing bonus, (including all employer withholding amounts related thereto) paid to the Key Employees by Buyer.

“Change of Control” means, with respect to the Company or Subsidiary (each, a “Covered Entity”) any of (X) the sale of all or substantially all of the assets of a Covered Entity; (Y) any merger or consolidation of a Covered Entity with or into another entity or any other reorganization, if (1) such Covered Entity is not the surviving company or (2) more than 50 percent of the combined voting or economic power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not equity holders of such Covered Entity immediately prior to such merger, consolidation or other reorganization, or (Z) the sale, transfer or other disposition of the equity interests of a Covered Entity by one or more of such Covered Entity’s members if, after such sale, transfer or other disposition, more than 50 percent of the combined voting or economic power of such Covered Entity’s equity interests is owned by persons who were not equity holders of such Covered Entity immediately prior to such sale, transfer or other disposition.

“Closing Cash” means the amount of Cash on Hand as of immediately prior to the Closing.

“Closing Indebtedness” means the amount of consolidated Indebtedness of the Company and Subsidiary outstanding as of immediately prior to the Closing (without giving effect to the transactions contemplated herein), as determined in accordance with GAAP.

“Closing Transaction Expenses” means, to the extent not paid by Sellers, the Company or Subsidiary or otherwise prior to the Closing Date, the amount of Transaction Expenses accrued or outstanding as of immediately prior to the Closing (without giving effect to the transactions contemplated herein), as determined in accordance with GAAP.

“Closing Working Capital” means the value, as of the Closing, of the current assets of the Company and Subsidiary, less the aggregate amount of current Liabilities of the Company and Subsidiary all as determined on a consolidated basis in accordance with GAAP and the principles and methodology set forth in Schedule 1.3(a), and in accordance with the terms and conditions of, and subject to the adjustments described in, Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act 2014.

“Consolidated EBITDA” means, with respect to any Earn-Out Year, the net income from the operation of the Business, before interest, income taxes, depreciation and amortization, of the Company and Subsidiary, for such Earn-Out Year, determined on a consolidated basis in accordance with GAAP.

“Consolidated Gross Revenue” means, with respect to any Earn-Out Year the gross revenue of the Company and Subsidiary from the conduct of the Business, determined on a consolidated basis in accordance with GAAP; provided, however, that Consolidated Gross Revenue shall not include (i) federal, state or municipal excise, sales or use taxes or similar taxes imposed on the sale of the Company’s or Subsidiary’s products or services and collected from customers or included as part of the sales price of any products or services; (ii) proceeds from the sale of any capital asset; (iii) investment income or interest received or accrued with respect to any investments or bank accounts of the Company or Subsidiary; (iv) proceeds of any financing or refinancing of the Company or Subsidiary; (v) proceeds of any insurance policy (except loss of income insurance as provided above) or condemnation or other taking; (vi) any cash refunds, rebates, discounts or credits of a similar nature, given, paid or returned in the course of obtaining gross revenues or components thereof; (vii) customer deposits or security deposits until such time as the same are applied to current fees due for services rendered or products delivered; or (viii) awards of damages, settlement proceeds and other payments received by the Company or Subsidiary in respect of any litigation other than litigation to collect fees due for services rendered or products delivered.

“Contract” means any written or oral contract, lease, license, loan or credit agreement, bond, debenture, note, mortgage, indenture, supply agreement, sale or purchase order, or any other binding agreement, commitment, arrangement or understanding.

“Current Assets” means the sum of those assets (without duplication and after eliminating inter-company items) of the Company and Subsidiary identified in the Adjusted Net Working Capital Principles as “Current Assets”; provided, that for purposes hereof and notwithstanding anything contained herein to the contrary, Current Assets shall exclude (a) Cash on Hand; (b) investment securities (including equity securities and certificates of deposit); and (c) all Tax assets.

“Current Liabilities” means the sum of those Liabilities (without duplication and after eliminating inter-company items) of the Company and Subsidiary identified in the Adjusted Net Working Capital Principles as “Current Liabilities”; provided, that for purposes hereof and notwithstanding anything contained herein to the contrary, Current Liabilities shall exclude: (a) Closing Indebtedness being repaid in full (and which is repaid in full) at the Closing pursuant to Section 1.2(b)(i)(including, for the avoidance of doubt, accrued interest on such Indebtedness and the current portion of such Indebtedness); (b) Closing Transaction Expenses paid in connection with the Closing with proceeds of the Purchase Price as contemplated hereby; and (c) current liabilities specifically excluded, if any, from the current liabilities calculation set forth in the Adjusted Net Working Capital Principles; all as determined in accordance with the Adjusted Net Working Capital Principles.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

“Earn-out Due Date” means, in relation to a Relevant Financial Year, within thirty (30) days after completion of the financial statement audits, but not later than June 30 of any given year, unless such amount is disputed, in which event it shall mean. the day of agreement, deemed agreement or determination of the Statement for such Relevant Financial Year in accordance with this Schedule B.

“Earn-Out Year” means the first full calendar year (i.e. January 1 through December 31) immediately following the year in which the Closing occurs and each of the next three calendar years thereafter. For purposes of example only, if the Closing occurs in 2021, the Earn-Out Years will be 2022, 2023, 2024, and 2025.

“Encumbrances” means all liens, charges, mortgages, pledges, security interests or other encumbrances of any kind.

“Environmental Laws” means all foreign, federal, state and local laws, rules, regulations, ordinances, codes, common law, judgments, orders, consent agreements, legally-binding requirements, work practices, standards and norms relating to (i) the protection of the environment (including air, surface and subsurface water, drinking water supplies, surface and subsurface land, the interior of any building or building component, soil and natural resources) or human health (including without limitation occupational health and safety) or (ii) Hazardous Materials.

“Environmental Liabilities” shall mean, with respect to any Person, all Liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred, based upon, related to, or arising under or pursuant to any applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company or Subsidiary, as defined in Section 414 of the Code, or is otherwise required to be aggregated with the Company or Subsidiary under Section 414(o) of the Code.

“Estimated Adjusted Closing Consideration” means an amount equal to the total of (a) the Closing Consideration, minus (b) the Stock Consideration, minus (c) the Escrow Amount, minus (d) the amount, if any, by which Estimated Closing Working Capital is less than Target Working Capital Floor, plus (e) the amount, if any, by which Estimated Closing Working Capital is greater than Target Working Capital Ceiling, minus (f) the Estimated Closing Indebtedness, minus (g) the Estimated Closing Transaction Expenses, plus (h) Estimated Closing Cash.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Final Adjusted Closing Consideration” means an amount equal to the total of (a) the Closing Consideration, minus (b) the Stock Consideration, minus (c) the Customer Retention Escrow Amount, minus (d) the amount, if any, by which Final Closing Working Capital is less than Target Working Capital Floor, plus (e) the amount, if any, by which Final Closing Working Capital is greater than Target Working Capital Ceiling, minus (f) the Final Closing Indebtedness, minus (g) the Final Closing Transaction Expenses, plus (h) the Final Closing Cash.

“Final Closing Indebtedness” means the Closing Indebtedness set forth in the Final Closing Statement, as finally determined pursuant to Section 1.3.

“Final Closing Transaction Expenses” means the Closing Transaction Expenses set forth in the Final Closing Statement, as finally determined pursuant to Section 1.3.

“Final Closing Working Capital” means the Closing Working Capital set forth in the Final Closing Statement, as finally determined pursuant to Section 1.3.

“FINRA” means the Financial Industry Regulatory Authority.

“GAAP” means United States (or, with respect to the Company, Irish) generally accepted accounting principles consistently applied throughout the relevant periods.

“General Enforceability Exceptions” means general principles of equity and by bankruptcy, insolvency or similar Laws and general equitable principles affecting the rights of creditors generally.

“Government Official” means (i) any director, officer, employee, agent or representative (including anyone elected, nominated, or appointed to be an officer, employee, or representative) of any Authority, or anyone otherwise acting in an official capacity on behalf of an Authority; (ii) any candidate for public or political office; (iii) any royal or ruling family member; or (iv) any agent or representative of any of those Persons listed in subcategories (i) through (iii).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Authority

“Hazardous Materials” means any and all hazardous or toxic substances, materials, and wastes, solid wastes, industrial wastes, pollutants, contaminants, polychlorinated biphenyls, asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions thereof, radioactive materials and wastes, and any and all other chemicals, substances, materials and wastes regulated under Environmental Law.

“Indebtedness” means all principal, interest, premiums, penalties or other Liabilities related to (a) all indebtedness for borrowed money, (b) all obligations (contingent or otherwise) for the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business) (including notes payable to the sellers of such property or services), (c) all other obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (e) all obligations as lessee or lessees under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities, (g) all obligations owing pursuant to factoring agreements for accounts receivable, (h) all obligations in respect of unfunded pensions, (i) all obligations of the type referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by the Company or Subsidiary, or in effect guaranteed directly or indirectly by the Company or Subsidiary through an agreement (1) to pay or purchase such obligations or to advance or supply funds for the payment or purchase of such obligations, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such obligations or to assure the holder of such obligations against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4)

otherwise to assure a creditor against loss; provided, that such Indebtedness referred under this clause (i) is of the type that would be reflected as debt on a balance sheet prepared in accordance with GAAP, (j) all Indebtedness of the type referred to in clauses (a) through (i) above secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and Contract rights) owned by the Company or Subsidiary , even though such Person has not assumed, become liable for or guaranteed the payment of such Indebtedness, (k) all Liabilities of under or in connection with any accrued bonuses and deferred compensation bonuses (including all related Taxes, including the employers share of any payroll Taxes attributable to such amounts and any amounts payable pursuant to Section 280G of the Code (or any corresponding provision of Law) or to offset or gross-up any Person for any excise Taxes, income Taxes or other Taxes related to such amounts), (l) any unfunded capital expenditures committed to by the Company or Subsidiary, and (m) all accrued but unpaid interest (or interest equivalent) to the date of determination, and all prepayment premiums or penalties payable upon repayment of any items of Indebtedness of the type referred to in clauses (a) through (i) above.

“Interim Financial Statement” has the meaning set forth in Section 3.6.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trade-marks, service marks, trade dress, logos, slogans, trade names, corporate names, internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, € all trade secrets and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all industrial designs and integrated circuit topography rights, (i) all other proprietary rights, and (j) all copies and tangible embodiments thereof (in whatever form or medium).

“Interim Balance Sheet” means the unconsolidated balance sheet of the Company and Subsidiary as of the Interim Balance Sheet Date, as set forth in the Financial Statements.

“Interim Balance Sheet Date” means June 30, 2021.

“IRS” means the Internal Revenue Service.

“Key Employee” means John Cummins, Ross Lane, Adele Farrell and Dan O’Connor.

“knowledge”, “to the knowledge” or “known” and words of similar import means the actual knowledge of a natural person or, with respect to a Person that is not a natural person, the actual or construction knowledge of the officers of such Person, after reasonable diligent performance of their respective duties as an employee, officer, director or shareholder.

“Laws” means any federal, state or local law (including, without limitation, principles of common law), statute, ordinance, regulation, Permit, certificate, judgment, order, award or other legally enforceable determination, decision or requirement of any Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means any and all losses, Liabilities, damages, penalties, obligations, awards, fines, deficiencies, demands, interest, claims (including third party claims whether or not meritorious), costs and expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) resulting from, arising out of or incident to any matter for which indemnification is provided under this Agreement, provided, that, notwithstanding the foregoing or anything contained herein to the contrary, for purposes of Article VII, Losses shall exclude punitive damages and exemplary damages, in each case unless and to the extent awarded in connection with a Third Party Claim.

“Material Adverse Effect” means any change, effect, event, occurrence, circumstance, state of facts or development that, individually or in the aggregate, (x) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets (tangible or intangible), capitalization or results of operations of the Company and the Subsidiary taken as a whole or (y) would prevent or materially impair or delay the ability of Sellers to consummate the contemplated transactions on a timely basis in accordance with the terms hereof; provided, however, that for purposes of clause (x), none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect or Material Adverse Change: any adverse change, effect, event, occurrence, state of facts or development arising from or relating to: (a) the announcement or pendency of the contemplated transactions; (b) changes in GAAP; (c) changes in Law, rules, regulations, orders, or other binding directives issued by any Governmental Authority; (d) any general condition affecting the industry in which the Business operates; (e) performance of, or the taking of any action expressly required by, this Agreement; (f) national or international economic, political or social conditions, including, the commencement, continuation or escalation of a war, armed hostilities or other international or national calamity or act of terrorism directly or indirectly involving the United States of America or Ireland (or other threats of war (whether declared or not)); (g) any changes in the financial or securities markets in general; or (h) any changes, conditions or effects directly caused by or attributable to the SARS-COV-2 virus or the related COVID-19 pandemic; provided, however, that (1) the underlying cause of such failure may still be considered in determining whether there has been a Material Adverse Effect, and (2) any change, effect, event, occurrence, state of facts or development arising from or relating to the matters referred to in clause (d) or clauses (f) through (h) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, effect, event, occurrence, state of facts or development has a disproportionate effect on the Company and Subsidiary compared to other participants in the industries in which the Company and Subsidiary conduct their businesses.

“Off-the-Shelf Software” means unmodified commercially-available, off-the-shelf, click-wrap, shrink-wrap or similar software obtained from a Person (a) on general commercial terms and which is generally available on similar commercial terms, and (b) which is not distributed as “open source software” or “free software” or under a similar licensing or distribution model.

“Ordinary Course of Business” means, with respect to the Company and Subsidiary, the ordinary course of business consistent with the Company’s and Subsidiary’s past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means, for any entity, its constituent or organizational documents, including, in the case of a corporation, its articles or certificates of incorporation and its bylaws; and in the case of an Irish company, its constitution.

“Overall Cap Amount” means $11,250,000.00

“Permitted Encumbrances” means (i) statutory liens for Taxes not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Interim Financial Statements in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business and securing sums that are not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings, and for which adequate reserves have been established on the Interim Financial Statements in accordance with GAAP and do not otherwise constitute a breach of or an event of default under any Lease.

“Person” means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, or other entity.

“Personal Information” means the information that identifies or, if combined with reasonably available information is, capable of identifying a natural person and that is collected, used, disclosed or retained by the Company including such information regarding the Company’s clients, customers, suppliers, employees, agents, dependent and independent contractors including an individual’s name, address, identification or social insurance number, citizenship, and health and/or medical records.

“Privacy Laws” means all applicable, federal, state or municipal laws governing the privacy, security, and confidentiality of Personal Information.

“R&W Insurer” has the meaning set forth in Section 2.2(a)(iv).

“Restricted Territory” means United States and Ireland.

“Schedules” means the schedule or schedules collectively attached hereto to which the representations and warranties shall be subject to in Article III.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Sellers’ Knowledge” means any matter, fact, or thing that is, as of the Closing Date that is within the actual personal knowledge of John Cummins or Ross Lane and such Knowledge such Person could reasonably be expected to have as a result of the diligent performance of their respective duties as an employee, officer, director or shareholder.

“Seller’s Pro Rata Share” means the portion of the total Closing Consideration payable to such Seller in proportion to the total Closing Consideration paid to both Sellers, based on each Seller’s respective ownership of the shares in the Company.

“Target Closing Working Capital Ceiling” means $1,735,093.06.

“Target Closing Working Capital Floor” means $1,785,093.06.

“Tax” means (i) any federal, state, local or non-U.S. income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, property taxes (real or personal), including unpaid property taxes, premium, windfall profits, environmental assessments, alternative or add-on minimum, custom duties, capital stock, profits, social security (or similar), unemployment, disability, estimated, or any other tax of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, whether disputed or not, and (ii) any obligation to indemnify or otherwise assume or succeed to any Liability described in clause (i) hereof of any other Person whether by Contract or under common law doctrine of de facto merger and successor liability or otherwise.

“Tax Return” means any return, report, information return or other document (including any related or supporting information or any amended return) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, or collection of any Tax paid or payable by or with respect to the Company or Subsidiary or the administration of any laws, regulations, or administrative requirements relating to any such Tax.

“Transaction Expenses” means (without duplication), (i) the collective amount payable by the Company or Subsidiary, or Liabilities of the Company or Subsidiary that were incurred by the Company, Subsidiary or Sellers to, outside legal counsel, accountants, advisors, brokers and other Persons in connection with the transactions contemplated by this Agreement or otherwise arising by consummation of the transactions contemplated hereby, including 100% of the costs and expenses of obtaining any third party consents (including customer consents), 100% of the filing fees incurred by the Company or Subsidiary in connection with any filing by the Company or Subsidiary with an Authority, and 100% of the fees and expenses payable to the Person identified on Schedule 3.35 of the Schedules, (ii) all Liabilities of the Company or Subsidiary under or in connection with any severance arrangements, stay bonuses, incentive bonuses, transaction bonuses, termination and change of control arrangements, and similar obligations that are triggered in whole or in part by the consummation of the transactions contemplated by this Agreement (including all related Taxes, including the employer’s share of any payroll Taxes attributable to such amounts and any amounts payable pursuant to Section 280G of the Code (or any corresponding provision of Law) or to offset or gross-up any Person for any excise Taxes, income Taxes or other Taxes related to the foregoing items); and (iii) Sellers’ contribution to the Buyer of the Irish Stamp Duty Tax on the Closing Cash portion of the Purchase Price.

“Volume-Weighted Average Closing Price” means, for purposes of any issuance of Buyer Shares pursuant to this Agreement, the volume weighted (based on the number of Buyer Shares traded on each day that the closing price is used in this calculation) average of the closing sale prices of Buyer Shares on the Nasdaq Stock Market for the 30 consecutive trading days ending on the trading day that is two trading days prior to the date of issuance of such Buyer Shares.

9.2                      Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

“401(k) Plan”	5.8
“Accelerated Years”	1.6(e)
“Accounts Receivable”	3.10(a)
“Action”	3.13
“Ancillary Agreements”	3.1
“Agreement”	Preamble
“Benefit Plans”	3.18(a)
“Buyer”	Preamble
“Buyer Indemnified Parties”	1.6(d)
“Buyer Shares”	1.6(d)
“Change of Control Payment”	1.6(e)
“Closing Consideration”	1.2(a)
“Closing”	2.1
“Closing Date”	2.1
“Confidential Information”	5.1
“Company”	Preamble
“Company Shares”	Recitals
“Confidential Information”	5.1
“Consolidated EBITDA Percentage”	1.6(b)
“Earn-Out Conditions”	1.6(b)
“Earn-Out Payments”	1.6(a)
“Effective Time”	2.1
“Employment Document”	2.2(a)(ii)
“Escrow Agent”	1.2(b)(iii)
“Escrow Agreement”	1.5
“Estimated Closing Indebtedness”	1.3(a)
“Estimated Closing Statement”	1.3(a)
“Estimated Closing Transaction	1.3(a)

Expenses”
“Estimated Closing Working Capital”	1.3(a)
“Financial Statements”	3.6
“Final Closing Statement”	1.3(b)
“Fundamental Representations”	7.1
“Indemnification Escrow Amount”	1.2(b)(iii)
“Indemnification Escrow Period”	1.5
“Indemnified Party”	7.6(a)
“Indemnifying Party”	7.6(a)
“Independent Accountant”	1.3(e)
“Intellectual Property”	3.12(a)
“Interim Financial Statements”	3.6
“Irish Data Protection Legislation”	3.24
“IT Systems”	3.11(d)
“Leased Real Property”	3.9(b)
“Licensed Intellectual Property”	3.11(a)
“Litigation Conditions”	7.6(a)
“Material Contracts”	3.12(a)
“Material Owned Intellectual Property”	3.11(a)
“Minimum EBITDA Percentage”	1.6(b)
“Notice of Disagreement”	1.3(d)
“Party”	Preamble
“Parties”	Preamble
“Permits”	3.14
“Pre-Closing Tax Period”	6.1
“Purchase Price”	1.2(a)
“R&W Insurer”	2.2(a)(iv)
“R&W Insurance Policy”	2.2(a)(iv)
“Real Property Leases”	3.9(b)
“Releasing Party”	5.5
“Restricted Period”	5.2(a)
“Revenue Factor”	1.6(c)
“Rule”	3.27
“SEC”	4.5
“Seller”	Preamble
“Seller Indemnified Parties”	7.2(b)
“Sellers”	Preambles
“Significant Customer”	3.21
“Significant Supplier”	3.22
“Straddle Period”	6.2
“Subsidiary”	Recitals
“Target Revenue”	1.6(b)
“Taxing Authority”	3.16(a)
“Third Party Claim”	7.6(a)
“Threshold”	7.3

“Transfer Taxes”	6.3

[Signature page follows.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf as of the date first above written.

BUYER: TRANSCAT, INC. By: _____________________________________ Name: Lee D. Rudow Title: President and CEO
SELLERS: ____________________________________ John Cummins
____________________________________ Ross Lane

[signature page to Share Purchase Agreement]

SCHEDULE A

ADJUSTED WORKING CAPITAL PRINCIPLES

(i)               Section 1 – Accounting Hierarchy

The Estimated Closing Statement and Closing Statement (together “the Statements”) shall be calculated and prepared in accordance with the following:

(a) the Specific Accounting Principles set forth below;

(b) the same accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, inclusions, exclusions and methodologies, estimation and valuation techniques (including with respect to the calculation of reserves and accruals), as used in the preparation of the Financial Statements.

(c) to the extent not inconsistent with paragraphs (a) and (b), GAAP as in effect as of Closing Date.

Paragraph (a) shall take precedence over paragraphs (b) and (c), and paragraph (b) shall take precedence over paragraph (c). All capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Agreement.

(ii)                      Section 2 – Specific Accounting Principles

The “Specific Accounting Principles” means the specific principles, practices, procedures, policies and methods, judgments, inclusions and exclusions and methodologies, estimation and valuation techniques (including with respect to the calculation of reserves and accruals) set forth below:

General preparation policies

1.	The Statements shall be calculated on the basis that the Company and Subsidiary are each a going concern.
2.	All of the provisions of this Section and the calculations of Estimated Closing Indebtedness, Estimated Closing Cash, Estimated Closing Transaction Expenses, and Estimated Closing Working Capital shall be interpreted so as to avoid double counting (whether positive or negative) of any item.
3.	All of the provisions of this Section and the calculations of Closing Indebtedness, Closing Cash, Closing Transaction Expenses, and Closing Working Capital shall be interpreted so as to avoid double counting (whether positive or negative) of any item.
4.	There shall be no change in the classification (a) to a current liability of any liability that has not previously been characterized as a current liability or (b) to a long-term asset of any asset that has not previously been characterized as a long-term asset, other than due to the passage of time.

5.	The Statements shall not include (i) the effects of the contemplated change of control or ownership of the Company to occur at the Closing, (ii) any changes in assets or liabilities as a result of any purchase accounting, fair value accounting or other adjustment arising out of the consummation of the Agreement or (iii) the effects of any post-Closing reorganizations or the post-Closing obligations and intentions of Buyer.
6.	No new class or classes of liabilities, asset reserves, or valuation allowances shall be introduced in the calculation of Working Capital or Indebtedness that were not used in the preparation of Schedule 1.3(a).
7.	The Statements shall be prepared so as to not include any liability to the extent such liability will be assumed or settled by Seller at or after the Closing.

Specific asset/liability policies

1.	Accounts Receivable shall include adequate reserves for uncollectible accounts and provisions customer deductions and other credit memos earned but not taken prior to the Closing Date. Reserves against accounts receivable balances shall include adequate provisions, calculated in a manner consistent with past practice.

2.	Net Working Capital shall exclude all Income Tax related assets and liabilities, including income Taxes payable/receivable, shareholder Taxes, Tax deposits and/or deferred income Taxes.
3.	Current liabilities shall include all accruals and trade payables for amounts due to suppliers, vendors and other third parties whether or not the invoice has been received as of the Closing Date.
4.	Current liabilities shall exclude all Closing Indebtedness and Closing Transaction Expenses.
5.	No accrual shall be made for any reserve in the event the IRS declines the Company and Subsidiary’s change to the accrual basis of accounting, but any such cost related to any decline, if one exists, shall be an indemnification claim.

SCHEDULE B

EARN-OUT PRINCIPLES

1.	The Buyer acknowledges that the Sellers have a legitimate interest in ensuring that the Minimum EBITDA Percentage for each of the relevant Earn-Out Years is as high as may fairly and reasonably be achieved by the Company and Subsidiary in those years (having due regard to the Buyer’s legitimate interest in establishing a stable and secure business for the Company and Subsidiary). Accordingly, the Buyer undertakes with the Sellers that during the Earn Out Period it will, and will procure that each other member of the Buyer’s Affiliates will:

a.	not apply or include the costs or expenses of Buyer in the acquisition of the Business in the calculations;
b.	exclude any non-recurring one-time expenses that exceed, in the aggregate, $100,000, except as otherwise agreed in writing by Buyer and John Cummins;
c.	use commercially reasonable efforts to promote the Business;

d.	except as otherwise allowed or required pursuant to the terms of this Agreement, conduct the Business in the ordinary course in a manner consistent with past practice;

e.	use commercially reasonable efforts to preserve intact the current business operation of the Company and the Subsidiary;

f.	not take any actions that would have the intended purpose of avoiding or reducing any of the Earn-Out Payments;
g.	not in competition with the Company or the Subsidiary transfer, divert or direct the business of any customer or any potential customer of the Company or Subsidiary elsewhere for work which would ordinarily be carried out by the Company or the Subsidiary;
h.	terminate, renew or amend or modify in any material respects any of the Company’s or Subsidiary’s Contracts with any Significant Customer or other material customer of the Business, except with the written consent of John Cummins, which consent cannot be unreasonably withheld, conditioned or delayed;
i.	settle any pending Action or obtain any releases of threatened Action involving or related to the Business without consulting with John Cummins;
j.	change any accounting principles, methods or practices, or the manner in which it keeps its books or records, or its practices with regard to the booking of sales,

receivables, payables or accrued expenses or materially altered its payment or collection practices;

k.	procure that no steps are taken to initiate any procedure for the dissolution or winding up of the Company or Subsidiary;
l.	not allocate any overhead expenses to the Company and the Subsidiary in a manner that is materially higher than historic practices in the Business, except to the extent such overhead is directly attributable to, and solely related to, the Company or the Subsidiary;
m.	not take any employment action against any key personnel of the Company or Subsidiary (other than any employment action for “cause” or related to any disciplinary matter as recommended by Buyer’s Human Resources Department or to otherwise comply with any applicable Laws) without the written consent of John Cummins in his capacity as the Company’s Vice President of NEXA Enterprise Asset Management after the Closing Date (which consent shall not be unreasonably withheld, conditioned or delayed), if such employment action could reasonably adversely affect, in any material respect, the ability of the Company or Subsidiary to meet the Consolidated Gross Revenue targets or the Minimum EBITDA targets specified in Section 1.6(b) of the Agreement, including, but not limited to: (i) assigning or diverting the services of key personnel to other divisions or Affiliates of Buyer (other than the Company or Subsidiary), or assigning personnel from other divisions or Affiliates of Buyer to the Company or Subsidiary (and any diversion or allocation of personnel away from or to the Company and Subsidiary shall be allocated (from a cost perspective) based on the overall percentage of time spent by such personnel performing services for the Company and Subsidiary or any other Affiliate or division of Buyer; and (ii) reducing materially the compensation payable to any such personnel.

EXHIBIT A

Escrow Agreement